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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

IHS INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

IHS INC.
15 Inverness Way East
Englewood, Colorado 80112
www.ihs.com

March 27, 2009

Dear Stockholder:

We are pleased to invite you to attend our 2009 Annual Meeting of Stockholders. The Annual Meeting will be held at 10:00 a.m. Eastern Daylight Time, on Thursday, May 14, 2009, at The Waldorf-Astoria, 301 Park Avenue, New York City, New York.

It is very important that you let us know in advance if you plan to attend the meeting. Each stockholder of record has the opportunity to mark the Proxy Card in the space provided, or during the electronic voting process. If your shares are not registered in your name (for instance, if you hold shares through a broker, bank, or other institution), please advise the stockholder of record that you wish to attend. That firm will provide you with evidence of ownership that will be required for admission to the meeting.

Whether or not you attend the Annual Meeting, it is important that your shares are represented and voted at the Annual Meeting. Please review the enclosed Proxy Card carefully to understand how you may vote by proxy. If you choose to cast your vote in writing, please sign and return your proxy promptly. A return envelope, requiring no postage if mailed in the United States, is enclosed for your convenience in replying. For your convenience, we have also arranged to allow you to submit your proxy electronically. Please read all of the enclosed materials and carefully review the voting instructions.

Your shares cannot be voted unless you submit your proxy (by mail or electronically) or attend the Annual Meeting in person. Your participation is important to IHS, so please review these materials carefully and cast your vote.

We look forward to seeing you at the Annual Meeting.

Sincerely,
Stephen Green General Counsel and Corporate Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, May 14, 2009

To our Stockholders:

IHS Inc. will hold its Annual Meeting of Stockholders at 10:00 a.m. Eastern Daylight Time, on Thursday, May 14, 2009, at The Waldorf-Astoria, 301 Park Avenue, New York City, New York.

We are holding this Annual Meeting:

  •
  to elect three directors to serve until the 2012 Annual Meeting or until their successors are duly elected and qualified;

  •
  to ratify the appointment of Ernst & Young LLP as our independent registered public accountants; and

  •
  to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Only stockholders of record at the close of business on March 13, 2009 (the "Record Date") are entitled to notice of, and to vote, at this Annual Meeting and any adjournments or postponements of the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at IHS Global Headquarters, 15 Inverness Way East, Englewood, Colorado 80112.

It is important that your shares are represented at this Annual Meeting.

Even if you plan to attend the Annual Meeting in person, we hope that you will promptly vote and submit your proxy by dating, signing, and returning the enclosed Proxy Card, or by voting electronically.

Casting a vote by proxy will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors,
Stephen Green General Counsel and Corporate Secretary

Englewood, Colorado
March 27, 2009

IHS INC.

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

        This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of IHS Inc., a Delaware corporation, of proxies to be used at the 2009 Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Daylight Time, on Thursday, May 14, 2009, at The Waldorf-Astoria, 301 Park Avenue, New York City, New York, and any adjournments or postponements thereof. This Proxy Statement and the accompanying form of Proxy Card are being first sent to stockholders on or about March 27, 2009. References in this Proxy Statement to "we," "us," "our," "the Company," and "IHS" refer to IHS Inc. and our consolidated subsidiaries.

Appointment of Proxy Holders

        The Board of Directors of IHS (the "Board") asks you to appoint the following individuals as your proxy holders to vote your shares at the 2009 Annual Meeting of Stockholders:

      Jerre Stead, Chairman and Chief Executive Officer;
       Michael Sullivan, Executive Vice President and Chief Financial Officer; and
       Stephen Green, Senior Vice President, General Counsel, and Corporate Secretary

        You may make this appointment by voting the enclosed Proxy Card using one of the voting methods described below. If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by your Board.

        Unless you otherwise indicate on the Proxy Card, you also authorize your proxy holders to vote your shares on any matters not known by your Board at the time this Proxy Statement was printed and that, under our Bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

        Only stockholders who owned shares of our common stock at the close of business on March 13, 2009—the "Record Date" for the Annual Meeting—can vote at the Annual Meeting.

        Each holder of our Class A common stock is entitled to one vote for each share held as of the Record Date, March 13, 2009. As of the close of business on March 13, 2009, we had 63,022,511 shares of Class A common stock outstanding and entitled to vote.

        There is no cumulative voting in the election of directors.

How You Can Vote

        You may vote your shares at the Annual Meeting either in person, by mail, or electronically, as described below. Stockholders holding shares through a bank or broker should follow the voting instructions on the form of Proxy Card received.

        Voting by Mail or Internet.    You may vote by proxy by dating, signing and returning your Proxy Card in the enclosed postage-prepaid return envelope. You may also use the Internet to transmit your voting instructions. If you vote by proxy, carefully review and follow the instructions on the enclosed Proxy Card. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person.

        Voting at the Annual Meeting.    Voting by proxy will not limit your right to vote at the Annual Meeting, if you decide to attend in person. Your Board recommends that you vote by proxy, as it is not practical for most stockholders to attend the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to attend and vote in person at the Annual Meeting.

        If you submit your proxy, but do not indicate your voting preference according to the proxy directions, the proxy holders will vote your shares FOR the election of each of the nominees for director and FOR the ratification of the appointment of independent registered public accountants. The named proxy holders may vote in their discretion upon such other matters as may properly come before the Annual Meeting.

Revocation of Proxies

        Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

  •
  by voting in person at the Annual Meeting;

  •
  by submitting written notice of revocation to the Corporate Secretary prior to the Annual Meeting; or

  •
  by submitting another proxy—properly executed and delivered—of a later date, but prior to the Annual Meeting.

Required Vote

        Directors are elected by a plurality vote, which means that the three nominees receiving the most affirmative votes will be elected. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

        A quorum, which is a majority of the outstanding shares as of the Record Date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter, which will have the same effect as a vote against such matter.

        If a broker indicates on the enclosed Proxy Card (or any valid substitute provided by the broker) that such broker does not have discretionary authority to vote on a particular matter (known as "broker non-votes"), those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter.

Confidentiality

        It is our policy to maintain the confidentiality of all materials that identify individual shareowners except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote are required to acknowledge their responsibility to comply with this policy of confidentiality.

Solicitation of Proxies

        IHS will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers, and other employees by personal interview, telephone, or facsimile. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important Reminder

Please promptly vote and submit your proxy in writing or electronically.

To submit a written vote, you may sign, date, and return the enclosed Proxy Card in the postage-prepaid return envelope. To vote electronically, follow the instructions provided on the Proxy Card.
Voting by proxy will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

        As of the date of this Proxy Statement, the Board, pursuant to the Bylaws of the Company, has determined that the Board be composed of ten directors divided into three classes. Directors are elected for three-year terms and one class is elected at each Annual Meeting.

        Three directors are to be elected at the 2009 Annual Meeting. These directors will hold office until the Annual Meeting in 2012 or until their respective successors have been elected and qualified. Each of the nominees has consented to being named herein and to serve if elected. In the event that any of the nominees should become unavailable prior to the Annual Meeting, proxies in the enclosed form will be voted for a substitute nominee or nominees designated by the Board, or the Board, at its option, may reduce the number of directors to constitute the entire Board.

        For more information about each director nominee, our continuing directors, and the operation of our Board see below under "Information About Directors."

2009 NOMINEES FOR DIRECTOR

Name	Age	Director Since	Position with Company
Ruann F. Ernst	62	2006	Director
Christoph v. Grolman	50	2007	Director
Richard W. Roedel	59	2004	Director

Vote Required and Recommendation

        Directors are elected by a plurality vote, which means that the three nominees receiving the most affirmative votes will be elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
THE ELECTION OF THESE NOMINEES.
THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE
STOCKHOLDER SPECIFIES OTHERWISE.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee of the Board, which is composed entirely of non-employee independent directors, has selected Ernst & Young LLP as the independent registered public accountants to audit our books, records, and accounts and our subsidiaries for the fiscal year 2009. Your Board has endorsed this appointment. Ratification of the selection of Ernst & Young LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of IHS and its stockholders.

        Ernst & Young LLP previously audited our consolidated financial statements during the eight fiscal years ended November 30, 2008. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

        In connection with the audit of the 2008 financial statements, IHS entered into an engagement agreement with Ernst & Young LLP that set forth the terms by which Ernst & Young LLP has performed audit services for IHS. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

        Aggregate fees for professional services rendered for us by Ernst & Young LLP for the years ended November 30, 2008 and 2007, respectively, were as follows:

	2008	2007
	(in thousands)
Audit Fees	$2,297	$2,243
Audit-Related Fees	780	360
Tax Fees	448	36
All Other Fees	—	—

Total	$3,525	$2,639

        Audit Fees.    Consists of fees billed for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, reviews of our interim consolidated financial statements, and services provided in connection with statutory and regulatory filings.

        Audit-Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees." These services may include employee benefit plan audits, auditing work on proposed transactions, attest services that are not required by regulation or statute, and consultations regarding financial accounting or reporting standards. For 2008 and 2007, audit-related fees also included approximately $679,000 and $289,000, respectively, for professional services rendered relating to acquisitions.

        Tax Fees.    Consists of tax compliance consultations, preparation of tax reports, and other tax services.

 Audit Committee Pre-Approval Policies and Procedures

        The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by Ernst & Young LLP and the estimated fees related to these services.

        During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountant. The services and fees must be deemed compatible with the maintenance of such accountants' independence, including compliance with rules and regulations of the U.S. Securities and Exchange Commission (the "SEC"). Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Vote Required and Recommendation

        Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted "FOR" ratification of the appointment. In the event ratification is not obtained, your Audit Committee will review its future selection of our independent registered public accountants.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
THE RATIFICATION OF ERNST & YOUNG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

        THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

Information about Directors and Executive Officers

Directors

2009 Nominees for Director

        Ruann F. Ernst has served as a member of our Board since December 2006. Dr. Ernst served as Chief Executive Officer of Digital Island, Inc. before retiring in 2002. She was Chief Executive Officer and Chairperson of the board of Digital Island from 1998 until the company was acquired by Cable & Wireless, Plc. in 2001. From 1988 through 1998, Dr. Ernst worked for Hewlett Packard in various management positions, including General Manager, Financial Services Business Unit. Prior to that, she was Vice President for General Electric Information Services Company and a faculty member at Ohio State University where she managed a biomedical computing and research facility. Dr. Ernst currently serves on the board of Digital Realty Trust and is Chairman of the Board of Red Planet Capital, a NASA technology venture. She also serves on the not-for-profit boards of the Ohio State University Foundation, the Fisher College of Business, and the Kids Sports Stars Foundation where she is a founding board member and President.

        Christoph v. Grolman was appointed to our Board in March 2007. Mr. Grolman has served as Joint-Chief Executive Officer of TBG Holdings N.V. ("TBG") since March 2007. From December 2006 to March 2007, Mr. Grolman served as Executive Director of TBG. From 2002 to 2006 he held the position of Executive Vice President of TBG, responsible for an industrial operating group and venture investments. Prior to joining TBG, he was a consultant with Roland Berger & Partner Management Consultants in Munich.

        Richard W. Roedel has served as a member of our Board since November 2004. From November 2002 through June 2005 he served on the board, and from April 2004 through January 2005 he held various executive positions, at Take-Two Interactive Software, Inc. Mr. Roedel was an audit partner in BDO Seidman LLP from 1985 to 2000 and Chairman and Chief Executive Officer of BDO Seidman LLP from 1999 to 2000. He currently serves on the board of directors and is a member of the audit committee of Brightpoint, Inc., Sealy Corporation, Lorillard, Inc., Broadview Networks Holdings, Inc., and Luna Innovations Incorporated. From November 2002 until November 2007, Mr. Roedel was a member of the board of Dade Behring Holdings, Inc. Mr. Roedel also currently serves on the board of directors of the Association of Audit Committee Members Inc., a not-for-profit organization.

Continuing Directors with Terms Expiring at the Annual Meeting in 2010

        Steven A. Denning has served as a member of our Board since April 2005. Mr. Denning is the Chairman of General Atlantic, LLC. He joined the firm in 1980 and has built the organization into one of the leading global equity investment firms focused exclusively on investing in growth companies. He is a director of Gavilon Holdings, LLC, Genpact, and The Thomson Reuters Corporation. Mr. Denning is a member of the Board of Trustees of Stanford University, The Brookings Institute, the Connecticut Science Center, and the Advisory Board of the School of Economics and Management at Tsinghua University in Beijing. He is Vice Chairman of the Board of the American Museum of Natural History and a member of the Board of Directors of The Nature Conservancy. Mr. Denning is also Emeritus Chairman of the Stanford Graduate School of Business Advisory Board and a member of the Council on Foreign Relations, the McKinsey Investment Office Advisory Council, and the Board of Governors of the Partnership for Public Service. He was formerly a member of the Board of Trustees of the National Parks Conservation Association, the Georgia Tech Foundation and the Cancer Research Institute.

        Roger Holtback has served as a member of our Board since December 2003. Since 2001, Mr. Holtback has served as Chairman of Holtback Invest AB. From 2001 through 2006, Mr. Holtback was also Chairman and Chief Executive Officer of Holtback Holding AB and Holtback Invest AB. From 1993 to 2001 he served as President and Chief Executive Officer of the Bure Equity AB. From 1991 to 1993, he served as a member of the Group Executive Committee of SEB and Coordinating Chairman of SEB Sweden. From 1984 to 1990, he served as President and Chief Executive Officer of Volvo Car Corporation and Executive Vice President of AB Volvo. Mr. Holtback is currently Chairman of Bulten AB, MediaTec Group AB, Thule AB, and the Swedish Exhibition Centre. He serves as a member of the Board of Finnveden Holding AB and Finnveden MS AB. He also serves as a member of the Stena Sphere Advisory Board and as a member of the Nordic Capital Network Committee.

        Michael Klein has served as a member of our Board since December 2003. From March 2008 through July 2008, Mr. Klein served as Chairman of the Institutional Clients Group of Citigroup Inc. He had previously served as Chairman & Co-Chief Executive Officer of Citi Markets & Banking since February 2007. He was also a member of the Business Heads Group, the Operating Committee, and the Management Committee of Citigroup Inc. as well as Vice Chairman of Citigroup International PLC. He previously served as Chief Executive Officer of Citigroup Global Banking, a position he held since the Group's inception in February 2004, and as Chief Executive Officer of Citigroup Inc. Global Corporate and Investment Bank for Europe, the Middle East, and Africa (EMEA). He has also held the positions of Chief Executive Officer of Citigroup Inc. Corporate and Investment Banking, Europe, and Co-Head of Global Investment Banking for Salomon Smith Barney, a member of Citigroup Inc., from 2000 to 2003.

Continuing Directors with Terms Expiring at the Annual Meeting in 2011

        Jerre L. Stead was elected Chief Executive Officer of IHS in September 2006 and has served as Chairman of our Board since December 1, 2000. From August 1996 until June 2000, Mr. Stead served as Chairman of the board of directors and Chief Executive Officer of Ingram Micro Inc. Prior to that, he served as Chief Executive Officer and Chairman of the board of directors at Legent Corporation, from January 1995 to August 1995. From May 1993 to December 1994, he was Executive Vice President of AT&T and Chairman and Chief Executive Officer of AT&T Corp. Global Information Solutions (NCR Corporation). From September 1991 to April 1993, he was President and Chief Executive Officer of AT&T Corp. Global Business Communication Systems (Avaya Corporation). Mr. Stead also serves on the board of directors of Brightpoint, Inc., Conexant Systems, Inc., and Mindspeed Technologies, Inc.

        C. Michael Armstrong has served as a member of our Board since December 2003. He is currently Chairman of Johns Hopkins Medicine, Health System, and Hospital. Mr. Armstrong served as Chairman of Comcast Corporation from 2002 until May 2004. He was Chairman and Chief Executive Officer of AT&T Corp. from 1997 to 2002, Chairman and Chief Executive Officer of Hughes Electronic Corporation from 1992 to 1997, and retired from IBM in 1991 as Chairman of IBM World Trade after a 31-year career. Mr. Armstrong is on the board of directors of Citigroup Inc., Parsons Corporation, and the Telluride Foundation, and is Vice Chairman of the board of trustees of Johns Hopkins University. Mr. Armstrong is a Visiting Professor of the Sloan School at the Massachusetts Institute of Technology.

        Balakrishnan S. Iyer has served as a member of our Board since December 2003. From October 1998 to June 2003, Mr. Iyer served as Senior Vice President and Chief Financial Officer of Conexant Systems, Inc. From 1997 to 1998, he was Senior Vice President and Chief Financial Officer of VLSI Technology Inc. and, from 1993 to 1997, he was Vice President, Corporate Controller of VLSI Technology Inc. Mr. Iyer serves on the board of directors of Life Technologies, Skyworks Solutions, Conexant Systems, Inc., Power Integrations, Inc., and QLogic Corporation.

        Brian H. Hall was appointed to our Board in March 2008. From January 2007 through August 2007, Mr. Hall served as Vice Chairman of Thomson Corporation, where he created and led the new corporate investment process, and directed Thomson's corporate strategy, marketing, communications and branding initiatives. Previously, from 1998 through 2006, Mr. Hall served as President and CEO of Thomson Legal & Regulatory and West Publishing. Prior to joining Thomson, Mr. Hall was President of Shepard's and Executive Vice President of McGraw-Hill. Mr. Hall graduated from The Defiance College and has an MBA from the Rochester Institute of Technology. He is a former board member of Bank One of Colorado Springs and Ryerson of Canada.

Organization of the Board of Directors

        The Board held seven meetings during the fiscal year ended November 30, 2008. Each director attended at least 75% of the total regularly scheduled and special meetings of the Board and the committees on which they served, with the exception of Mr. Klein who attended 69% of the meetings of the Board and the Human Resources Committee. We do not have a policy regarding directors' attendance at the Annual Meeting.

        Our Board has established three standing committees: the Audit Committee, the Human Resources Committee, and the Nominating and Corporate Governance Committee. We believe that all members of the Audit, Human Resources, and Nominating and Corporate Governance Committees meet the independence standards of the New York Stock Exchange and SEC rules and regulations. The Board has approved a charter for each of these committees, each of which can be found on our website at www.ihs.com. Each charter is also available in print at no cost to any stockholder who sends us a written request (please address your request to the IHS Corporate Secretary).

Independent and Non-Management Directors

        We believe that all of our directors other than Messrs. Stead and Grolman are "independent directors," based on the independence standards described above. All of our directors other than Mr. Stead are non-management directors.

        In accordance with the IHS Corporate Governance Guidelines, the independent directors designated C. Michael Armstrong as lead independent director. The lead independent director chairs executive sessions of the non-management directors. During our 2008 fiscal year, the non-management directors of the Board met four times without the presence of management.

Code of Conduct

        We have adopted a Code of Business Conduct and Ethics as our "code of ethics" as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Our Code of Business Conduct and Ethics also meets the New York Stock Exchange requirements for a "code of conduct." Our Code of Business Conduct and Ethics applies to our directors as well as all of our principal executive officers, our financial and accounting officers, and all other employees of IHS.

        Our Code of Business Conduct and Ethics, as well as our Governance Guidelines, are available on our website at www.ihs.com and are available in print at no cost to any stockholder who sends us a written request (address your request to the Corporate Secretary). We intend to post any amendments to the Corporate Governance Guidelines and our Code of Business Conduct and Ethics on our website.

Communications with the Board

        The Board has a process for stockholders or any interested party to send communications to the Board, including any Committee of the Board, any individual director, or our non-management directors. If you wish to communicate with the Board as a whole, with any Committee, with any one or more individual directors, or with our non-management directors, you may send your written communication to:

    Stephen Green
    General Counsel and Corporate Secretary
    IHS Inc.
    15 Inverness Way East
    Englewood, Colorado 80112

Communications with Non-Management Directors

        Interested parties wishing to reach our independent directors or non-management directors may address the communication to our lead independent director, Mr. Armstrong, on behalf of the non-management directors. Address such communications as follows:

    C. Michael Armstrong
    Lead Independent Director
    IHS Inc.
    15 Inverness Way East
    Englewood, Colorado 80112

        Depending on how the communication is addressed, either Mr. Armstrong or Mr. Green will review any communication received and will forward the communication to the appropriate director or directors based on how the communication is addressed and the subject matter.

Composition of Board Committees

        The Board has three standing committees, with duties, current membership, and number of meetings for each as shown below.

Audit Committee	Eleven meetings held during fiscal year 2008
Members:
Balakrishnan S. Iyer, Chairman Roger Holtback Richard W. Roedel

        The Audit Committee assists our Board in its oversight of (i) the integrity of our financial statements, (ii) our independent registered public accountant's qualifications, independence, and performance, (iii) the performance of our internal audit function, and (iv) our compliance with legal and regulatory requirements. The Audit Committee is governed by a charter. A more detailed description of the functions of the Audit Committee can be found in the Audit Committee Charter, a copy of which may be found at the Company's website www.ihs.com, and which will be provided in print to any stockholder who sends us a written request. As required by the Audit Committee Charter, all members of the Audit Committee meet the criteria for "independence" within the meaning of the standards established by the New York Stock Exchange, the Company's Corporate Governance Guidelines, and the Audit Committee Charter. Each member of the Audit Committee is financially literate and each member has accounting or related financial management expertise as required by New York Stock Exchange listing standards. In addition, the Board has determined that each member of the Audit Committee meets the definition of "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

Human Resources Committee	Six meetings held during fiscal year 2008
Members:
Steven A. Denning, Chairman Ruann F. Ernst Brian H. Hall Michael Klein

        The Human Resources Committee has been created by our Board to (i) oversee our compensation and benefits policies generally, (ii) evaluate executive officer performance and review our management succession plan, (iii) oversee and set compensation for our executive officers, and (iv) prepare the report on executive officer compensation that the SEC rules require to be included in the Company's annual proxy statement. The Human Resources Committee is governed by a charter, a copy of which is available at the Company's website www.ihs.com or in print to any stockholder who sends us a written request. See "Compensation Discussion and Analysis" below for a more detailed description of the functions of the Human Resources Committee. All members of the Human Resources Committee are "independent" as required by our Corporate Governance Guidelines and the Human Resources Committee Charter.

Nominating and Corporate Governance Committee	Four meetings held during fiscal year 2008
Members:
C. Michael Armstrong, Chairman Steven A. Denning Balakrishnan S. Iyer

        The Nominating and Corporate Governance Committee has been created by our Board to (i) identify individuals qualified to become board members and recommend director nominees to the Board, (ii) recommend directors for appointment to committees established by the Board, (iii) make recommendations to the Board as to determinations of director independence, (iv) oversee the evaluation of the Board, (v) make recommendations to the Board as to compensation for our directors, and (vi) develop and recommend to the Board our corporate governance guidelines and code of business conduct and ethics. The Nominating and Corporate Governance Committee is governed by a charter. A more detailed description of the functions of the Nominating and Corporate Governance Committee can be found under "Director Nominations" in this Proxy Statement, and in the Nominating and Corporate Governance Committee Charter, a copy of which can be found at the Company's website www.ihs.com and which will be made available in print to any stockholder who sends us a written request. All members of the Nominating and Corporate Governance Committee are "independent" as required by our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter.

Director Nominations

        Our Board nominates directors for election at each Annual Meeting of Stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit, and recommend qualified candidates to the Board for nomination or election.

        In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, and skills. The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders (without regard to whether the candidate has been nominated by a stockholder). The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to IHS and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the Board to meet the criteria for an "audit committee financial expert" as defined by SEC rules, and for a majority of the members of the Board to meet the definition of "independent director" under the rules of the New York Stock Exchange. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board.

        Prior to each Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the Annual Meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate's prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Nominating and Corporate Governance Committee will consider various candidates for membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board members, by any executive search firm engaged by the Nominating and Corporate Governance Committee, or by any nomination properly submitted by a stockholder pursuant to the procedures for stockholder nominations for directors provided in "Stockholder Proposals for the 2010 Annual Meeting" in this Proxy Statement. As a matter of policy, candidates recommended by stockholders are evaluated on the same basis as candidates recommended by the Board members, executive search firms, or other sources.

Director Stock Ownership Guidelines

        We believe that our nonemployee directors should have a significant equity interest in the Company. In order to promote equity ownership and further align the interests of our directors with management, a significant portion of our nonemployee directors' overall compensation is given in equity, specifically in the form of deferred restricted stock units. These units vest in one year, but must be held in their entirety until after the director's service to the Company ends. Additionally, nonemployee directors may elect to receive a portion of their cash compensation in the form of deferred stock units. These units must also be held until after the director's service to the Company ends. The requirement to hold equity awards until after termination of service is applicable to all equity awards granted to nonemployee directors since January 2005.

        Mr. Grolman and Mr. Klein were exempt from the director stock ownership requirements during 2008 because they were prohibited by their personal employment policies from holding IHS stock. Mr. Klein became eligible to receive IHS stock awards beginning with the 2009 fiscal year and he is now subject to the stock ownership requirements. Mr. Grolman does not receive any stock awards from the Company.

 Director Compensation

        Our nonemployee directors receive compensation for their service on our Board. The compensation is comprised of cash retainers, equity awards, reimbursement of reasonable expenses, and, in 2008, meeting fees. Beginning with our 2009 fiscal year, directors are no longer compensated for individual meetings, but receive increased retainers and equity awards. The components of our nonemployee director compensation are as follows:

	2008 ($)		2009 ($)
Board Retainer	60,000		90,000
Meeting Fee (Board and Committee)	1,500	(per meeting)	—
Committee Chair Retainer
—Audit Committee	20,000		30,000
—All Other Committees	10,000		17,500
Committee Member Retainer
—Audit Committee	5,000		15,000
—All Other Committees	—		10,000
Lead Independent Director Retainer	20,000		30,000
Annual Equity Award	100,000		150,000
Initial Equity Award	100,000		150,000

        All equity awards for nonemployee directors will be issued pursuant to the IHS Inc. 2004 Directors Stock Plan. The Board Retainer and certain other retainers may be converted into deferred stock units or deferred under the IHS Inc. 2004 Directors Stock Plan.

        We provide liability insurance for our directors and officers.

        By agreement between Mr. Grolman and IHS, Mr. Grolman is not compensated in cash or stock for his service as a director of IHS. In fiscal year 2008, the terms of Mr. Klein's personal employment prohibited him from holding IHS stock. Because Mr. Klein was not eligible for stock awards in 2008, he received an additional cash retainer of $50,000.

 Director Compensation During Fiscal Year 2008

        The following table sets forth information concerning the compensation of our directors during the fiscal year ended November 30, 2008. Directors did not receive any stock option awards during fiscal year 2008.

Name	Fees earned or paid in cash($)		Stock awards($) (2)	Total($)
C. Michael Armstrong	104,250		122,810	227,060
Steven A. Denning	90,934	(1)	99,960	190,894
Ruann F. Ernst	75,000		99,960	174,960
Christoph v. Grolman	—		—	—
Brian Hall	54,750		120,058	174,808
Roger Holtback	77,684	(1)	122,810	200,494
Balakrishnan S. Iyer	105,500	(1)	122,810	228,310
Michael Klein	121,250		—	121,250
Richard W. Roedel	83,688	(1)	117,326	201,014

(1)
Includes the value of deferred stock units granted to each of Messrs. Denning, Hall, Holtback, and Roedel. These four directors elected to receive certain cash retainer payments in deferred stock units rather than cash. The deferred units will be paid out in shares of IHS common stock after the director's service terminates.

(2)
The valuation of the stock awards reported in this table is the amount of equity-compensation expense recognized for financial statement purposes for fiscal year 2008 under FAS 123R. Compensation expense for equity awards is amortized over the vesting term of an award. As such, amounts reported in this table represent the expense attributable to portions of awards granted in fiscal years 2004 through 2008. Any estimated forfeitures are excluded from values reported in this table. The FAS 123R value of stock awards granted in our 2008 fiscal year and the aggregate number of unissued stock awards held by each director on November 30, 2008, the last day of fiscal year 2008, is as follows:

Name	Stock Awards Granted During Fiscal 2008(#)		Grant Date Value of Stock Awards Granted in Fiscal 2008($) (c)	Stock Awards Outstanding at Fiscal Year-End (#)(d)
C. Michael Armstrong	1,436		99,960	20,043
Steven A. Denning	1,436	(a)	99,960	11,690
Ruann F. Ernst	1,436		99,960	6,454
Christoph v. Grolman	—		—	—
Brian Hall	2,528	(a)(b)	166,620	2,528
Roger Holtback	1,436	(a)	99,960	20,043
Balakrishnan S. Iyer	1,436		99,960	20,043
Michael Klein	—		—	—
Richard W. Roedel	1,436	(a)	99,960	17,043

  (a)
  Excludes deferred stock units awarded to Messrs. Denning, Hall, Holtback, and Roedel in lieu of certain cash retainer payments as follows: Mr. Denning, 861 deferred units; Mr. Hall, 502 deferred units; Mr. Holtback, 861 deferred units; and Mr. Roedel, 883 deferred units.

  (b)
  Mr. Hall's stock awards include an initial director award and a pro-rated annual award.

  (c)
  The grant date fair value is determined by multiplying the number of shares awarded by the average of the high and low trading prices on the date of grant.

  (d)
  Total Stock Awards Outstanding at Fiscal Year-End excludes deferred stock units awarded in lieu of cash retainers as follows: Mr. Denning, 2,496 deferred units; Mr. Hall, 502 deferred units; Mr. Holtback, 2,496 deferred units; and Mr. Roedel, 2,518 deferred units. Payment of any stock awards granted to directors since 2005 will not be made until after the director's service to IHS terminates.

Officers

        Set forth below is information concerning our executive officers as of March 27, 2009.

Name	Age	Position
Jerre L. Stead	66	Chairman of the Board and Chief Executive Officer
Jeffrey R. Tarr	46	President and Chief Operating Officer
Michael J. Sullivan	44	Executive Vice President and Chief Financial Officer
Daniel Yergin	62	Executive Vice President and Strategic Advisor
Stephen Green	57	Senior Vice President and General Counsel
Scott Key	50	President and Chief Operating Officer, IHS Global Insight
Heather Matzke-Hamlin	41	Senior Vice President and Chief Accounting Officer
H. John Oechsle	46	Senior Vice President and Chief Information Officer
Jane Okun	46	Senior Vice President and Chief Customer Process Officer
Jeffrey Sisson	52	Senior Vice President and Chief Human Resources Officer
Richard G. Walker	45	Senior Vice President of Global Strategic Marketing and Corporate Development

        Executive officers are appointed by our Board. Information about Mr. Stead is provided under "Directors" in this Proxy Statement. A brief biography for each of our other executive officers follows.

        Jeffrey R. Tarr has served as President and Chief Operating Officer IHS since November 2007, including the period from November 2007 through November 2008 when he and another executive shared the title Co-President and Co-Chief Operating Officer. He had served as President and Chief Operating Officer of our Engineering segment since December 2004. From May 2001 to November 2004 he led Hoover's, Inc. Mr. Tarr served as Chief Executive Officer and President from May 2001, as a director from June 2001, and as Chairman from March 2002 until March 2003 when the business was acquired by Dun & Bradstreet Corporation. From the date of the acquisition until November 2004, Mr. Tarr served as President and as a director of the Hoover's subsidiary of Dun & Bradstreet. From January 2000 through March 2001 he served as Chief Executive, President, and a director of All.com, Inc. From June 1994 until January 2000 he held a number of positions at US WEST and served as a Vice President from April 1998. Earlier in his career he was a consultant with Bain & Company. Mr. Tarr holds an undergraduate degree in public and international affairs from Princeton University and a master's degree in business administration from Stanford University.

        Michael J. Sullivan served as Senior Vice President and Chief Financial Officer of IHS since October 1999 and was appointed Executive Vice President in March 2006. Prior to joining IHS, Mr. Sullivan was director of corporate accounting from April 1997 to February 1998, and director of financial planning and analysis from February 1998 to October 1999, for Coors Brewing Company. Prior to joining Coors, he spent ten years with PricewaterhouseCoopers (formerly Price Waterhouse) in audit services and the transaction support group. Mr. Sullivan holds a bachelor's degree in business administration and accounting from the University of Iowa.

        Daniel Yergin was appointed Executive Vice President and Strategic Advisor for IHS in September 2006. Dr. Yergin also serves as Chairman of Cambridge Energy Research Associates ("CERA"), a position he has held since 1983. Dr. Yergin founded CERA in 1982 and the business was acquired by IHS in 2004. He is a Pulitzer Prize winner, a member of the Board of the United States Energy Association, and a member of the National Petroleum Council. He chaired the US Department of Energy's Task Force on Strategic Energy Research and Development. He is also a

Trustee of the Brookings Institution and a Director of the US-Russian Business Council and the New America Foundation. Dr. Yergin received his Bachelor of Arts degree from Yale University and his doctor of philosophy degree from the University of Cambridge.

        Stephen Green has served as Senior Vice President and General Counsel of IHS since 1996. He was Vice President and General Counsel of IHS from 1996 to 2003 and was appointed Senior Vice President and General Counsel in December 2003. Mr. Green joined the legal department of TBG in 1981. Mr. Green holds a bachelor's degree from Yale University and a law degree from Columbia Law School.

        Scott Key was named President and Chief Operating Officer of IHS Global Insight in September 2008. Previously, he served as Senior Vice President of Corporate Strategy and Marketing beginning in September 2006. Mr. Key was additionally named President and Chief Operating Officer of Jane's Information Group in June of 2007. Mr. Key previously served as Senior Vice President of Strategic Marketing for the company's Energy segment, beginning in March 2003. Prior to joining IHS in 2003, he served as a senior executive with GX Technology and from 2000 to 2002 as chief operating officer and executive vice president for NuTec Energy Services Inc., both of Houston. Mr. Key served as deepwater development manager for Vastar Resources from 1998 to 2000 and was employed by Phillips Petroleum in a range of international and US domestic roles of increasing scope from 1987 to 1998. Mr. Key holds Bachelor of Science degrees in both physics and mathematics from the University of Washington in Seattle as well as a master's degree in geophysics from the University of Wyoming.

        Heather Matzke-Hamlin has served as Senior Vice President and Chief Accounting Officer since February 2005. Prior to joining IHS, Ms. Matzke-Hamlin was Director of Internal Audit at Storage Technology Corporation from February 1999 to February 2005. Prior to joining StorageTek, she spent over nine years with PricewaterhouseCoopers (formerly Price Waterhouse) in audit services. Ms. Matzke-Hamlin holds a bachelor's degree in accounting from Indiana University and is a Certified Public Accountant in the state of Colorado.

        H. John Oechsle joined IHS in July 2003 as Senior Vice President and Chief Information Officer. From June 2000 to July 2003, Mr. Oechsle was Chief Information Officer, Vice President Information Management Worldwide, for Ortho-Clinical Diagnostics, a Johnson & Johnson company. From August 1997 to June 2000, Mr. Oechsle was the General Manager, Executive Director Latin America for Networking & Computer Services, a Johnson & Johnson company. Mr. Oechsle holds a Bachelor of Science degree in computer science from Rutgers University and is a graduate of the Tuck Executive Program at Dartmouth College's Amos Tuck School of Business Administration. Mr. Oechsle serves on the Board for CSIA, Colorado's Technology Association. He also serves on the Industry Advisory Board for the University of Denver's Computer Science and Engineering school and on the board for the University of Colorado's Center for Information Technology and Innovation (CITI).

        Jane Okun was named Senior Vice President and Chief Customer Process Officer in August 2007. Ms. Okun previously served as Senior Vice President, Investor Relations and Corporate Communications since November 2004. From 2002 to 2004, Ms. Okun was a partner with Genesis, Inc., a strategic marketing firm also specializing in investor relations. Prior to that, she was Vice President, Investor Relations and Corporate Communications of Velocom, Inc., from 2000 to 2001, and Executive Director, Investor Relations of Media One Group from 1998 to 2000. Prior to joining Media One, Ms. Okun headed Investor Relations at Northwest Airlines, where she also held multiple corporate finance positions. Ms. Okun holds a bachelor's degree and a master's degree in business administration from the University of Michigan.

        Jeffrey Sisson was appointed Senior Vice President and Chief Human Resources Officer in January 2008. Previously, beginning in January 2005, he was Senior Vice President of Global

Human Resources of IHS. From September 2002 to January 2005, Mr. Sisson was a Principal in Executive Partners, a private human resources consulting firm. From July 2001 to August 2002, Mr. Sisson was Senior Vice President, Human Resources for EaglePicher, Inc. From March 2000 to July 2001, he was Senior Director, Human Resources for Snap-on Incorporated. From February 1998 to February 2000, he was Director, Human Resources for Whirlpool Corporation. Mr. Sisson holds a bachelor's degree and a master's degree in labor and industrial relations from Michigan State University.

        Richard G. Walker was named Senior Vice President of Global Strategic Marketing and Corporate Development in August, 2008. He served previously as Senior Vice President with leadership responsibility in both Corporate Development and Strategy, since joining IHS in December 2006. Prior to joining IHS, Mr. Walker was Chief Operating Officer at Autobytel Inc., where he had also served as Executive Vice President of Corporate Development and Strategy since January 2003. Previously, Mr. Walker served as Vice President for LoneTree Capital Management from August 2000 to December 2002. Prior to that, he was the Vice President of Corporate Development for MediaOne from April 1997 to July 2000. Prior to joining MediaOne, Mr. Walker had been with US WEST since 1990, where he was Executive Director of Corporate Development and also held various leadership positions in investor relations, business development, and strategic marketing. Mr. Walker began his career in 1986 as a certified public accountant with Arthur Andersen & Co. in Atlanta, Georgia. Mr. Walker graduated magna cum laude with a bachelor of science degree in business from the University of Colorado and holds a master's degree in business administration from the Executive Program at the University of Denver.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information as of March 13, 2009, as to shares of our Class A common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our executive officers listed in the Summary Compensation Table under "Executive Compensation" in this Proxy Statement, (iii) each of our directors, and (iv) all our directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is "c/o IHS Inc., 15 Inverness Way East, Englewood, Colorado 80112."

        The percentage of common stock beneficially owned is based on 63,022,511 shares of Class A common stock outstanding as of the Record Date, March 13, 2009. There are no shares of Class B common stock outstanding, so no votes from that class may be voted. In accordance with SEC rules, "beneficial ownership" includes voting or investment power with respect to securities. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table each have sole voting and investment power with respect to all shares of common stock beneficially owned by them. No shares of common stock held by our directors or officers have been pledged.

	Class A Common Stock Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	% of Class and Total Voting Power
Jerre L. Stead(1)(2)	445,394	*
Daniel Yergin(1)	93,182	*
Jeffrey R. Tarr(1)	84,991	*
Ron Mobed(3)	113,317	*
Michael J. Sullivan(1)	32,636	*
C. Michael Armstrong(1)	23,988	*
Steven A. Denning(1)(4)	19,798	*
Ruann F. Ernst(1)	10,399	*
Brian Hall(1)	8,672	*
Roger Holtback(1)	41,643	*
Balakrishnan S. Iyer(1)	23,988	*
Michael Klein(1)	3,945	*
Richard W. Roedel(1)	35,203	*
Christoph v. Grolman	—	*
All current directors and executive officers as a group (20 persons)	968,655	1.5%
Urvanos Investments Limited(5)	14,708,859	23.3%
The Woodbridge Company Limited(6)	4,399,000	7.0%
Augustus Limited(7)	3,427,415	5.4%

*
Represents less than one percent.

(1)
Number of shares beneficially owned excludes performance-based awards held by our executive officers that are payable in common stock upon the achievement of certain performance goals, and includes stock options that are exercisable within 60 days of the record date, restricted stock, and restricted stock units held by the listed executive officers (our "Named Executive Officers"), non-employee directors, and all executive officers.

      The excluded performance awards are as follows:

Name of Beneficial Owner	Number of Performance-Based Shares at Target Performance Level	Fiscal Years in Which Performance Will Be Measured
Stead	166,667	2009, 2010, 2011
Yergin	50,500	2009, 2010, 2011
Tarr	69,750	2009, 2010, 2011
Mobed	—	n/a
Sullivan	63,667	2009, 2010, 2011
All current executive officers as a group (11 persons)	570,917	2009, 2010, 2011

  *
  None of our non-employee directors hold performance-based stock awards.

      The stock options, restricted stock and restricted stock units included in beneficial ownership are as follows:.

Name of Beneficial Owner	Options Exercisable Within 60 days of March 13, 2009	Restricted Stock	Restricted Stock Units
Stead	50,000	—	—
Yergin	8,334	16,667	37,500
Tarr	8,334	—	24,250
Mobed	57,000	—	—
Sullivan	5,000	—	3,334
Armstrong	—	—	11,488
Denning	—	—	19,798
Ernst	—	—	10,399
Hall	—	—	8,672
Holtback	—	—	15,681
Iyer	—	12,500
Klein	—	—	—
Roedel	—	9,500	15,703
Grolman	—	—	—
All current executive officers and directors as a group (20 persons)	93,336	38,667	189,793
(2)
Mr. Stead's reported beneficial ownership includes 273,889 shares held by JMJS II LLLP, a family trust.

(3)
Mr. Mobed ceased to be an executive officer on November 30, 2008. Excluding options, the number of shares reported as beneficially held is based on Mr. Mobed's most recent Form 4 filed with the SEC.

(4)
As reflected in Mr. Denning's reports filed under Section 16(a) of the Exchange Act, Mr. Denning disclaims beneficial ownership of the shares held by entities affiliated with General Atlantic, LLC, including General Atlantic Partners 82, GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, and GAP-W, LLC.

(5)
Voting and investment decisions with respect to the common stock that is owned by Urvanos have historically been made by TBG Holdings N.V. ("TBG"), a Netherlands-Antilles company which is the indirect sole owner of the Urvanos Investments Limited ("Urvanos"). TBG is wholly owned indirectly by TB Continuity II Trust (the "Trust"), of which Georg Heinrich Thyssen-Bornemisza is the sole primary beneficiary. George Heinrich Thyssen-Bornemisza is the chairman of the board of directors of TBG. The address of Urvanos is 17 Grigoriou Xenopoulou Street, P.O. Box 54425, Limassol, Cyprus.

(6)
This information was obtained from American Stock Transfer & Trust Company, our transfer agent, representing shares owned as of March 13, 2009 by The Woodbridge Company Limited, 65 Queen Street West, Suite 2400, Toronto, Ontario, M5H 2M8.

(7)
This information was obtained from American Stock Transfer & Trust Company, our transfer agent, representing shares owned as of March 13, 2009 by Augustus Limited c/o NMaitland Trust, PO Box 75 Douglas, British Isles, IM99 1EP and Augustus Investments (USA) LT, c/o NMaitland Trust, PO Box 75 Douglas, British Isles, IM99 1EP.

 Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4, and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4, and 5 that they file.

        Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that, during the last fiscal year, all filing requirements under Section 16(a) applicable to its officers, directors and 10% stockholders were timely.

Report of the Audit Committee

        The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by IHS under the Securities Act of 1933 or the Securities Exchange Act of 1934.

        The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving the Company's accounting, auditing, financial reporting, internal control, and legal compliance functions by approving the services performed by the Company's independent registered public accountants and reviewing their reports regarding the Company's accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board. The Company's management is responsible for preparing the Company's financial statements. The independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by the Company's management and the independent registered public accountants.

        To fulfill that responsibility, the Audit Committee has regularly met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that the Company's consolidated financial statements for fiscal year 2008 were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

        The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. As part of that review, the Committee received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Committee has discussed the independent registered public accounting firm's independence from the Company and its management, including any matters in those written disclosures. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants' independence.

        The Audit Committee has discussed with its internal auditors and independent registered public accountants, with and without management present, their evaluations of the Company's internal accounting controls and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee approved the inclusion of the audited financial statements for fiscal year 2008 in the IHS Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted on March 27, 2009, by the members of the Audit Committee of the Board:

Mr. Balakrishnan Iyer, Chairman
Mr. Roger Holtback
Mr. Richard Roedel

Report of the Human Resources Committee

        The following report of the Human Resources Committee does not constitute "soliciting material" and shall not be deemed filed or incorporated by reference into any other filing by IHS under the Securities Act of 1933 or the Securities Exchange Act of 1934.

        The Human Resources Committee of the Board has reviewed and discussed with Company management the Compensation Discussion and Analysis section of this Proxy Statement, as required by Item 402(b) of SEC Regulation S-K. Based on such review and discussion, the Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

        Respectfully submitted on March 27, 2009 by the members of the Human Resources Committee of the Board:

Mr. Steven A. Denning, Chairman
Dr. Ruann F. Ernst
Mr. Brian H. Hall
Mr. Michael Klein

Compensation Discussion and Analysis

Introduction

        The Compensation Discussion and Analysis will focus on the following:

  •
  the objectives of our executive compensation program, including the performance it is designed to motivate and reward;

  •
  the elements of our executive compensation program and their purposes; and

  •
  how we make compensation decisions and determine the amount of each element of compensation, in general and in fiscal year 2008.

Objectives of the Executive Compensation Program

        The objectives of our executive compensation program are to:

  •
  align executive compensation with stockholder and customer interests;

  •
  attract, retain and motivate highly qualified executive talent; and

  •
  provide appropriate rewards for the achievement of business objectives and growth in stockholder value.

Design of the Total Compensation Program

        Our executive compensation program consists of several elements. The following table outlines details of each element.

Component	Purpose		Philosophy Statement
Base Salary	• • •	Pay for expertise and experience Attract and retain qualified executives Pay for demonstration of our core competencies	• •	Generally, targeted at the 50th percentile of peer companies Actual salaries also based on individual experience, expertise, performance and succession planning
Short-Term Incentives	• • •	Motivate superior operational and financial performance Provide annual recognition of performance Align with competitive practices	• • •
Generally, opportunity targeted at the
50th percentile for target or "as
expected" performance
Provide for upside opportunity when
performance exceeds goals
Measures intended to foster
customer delight, sustainable
year-over year growth, process
efficiencies, and ongoing value
creation

Component	Purpose		Philosophy Statement
Long-Term Incentives	• • • •	Align executives with stockholders Create an incentive to drive long-term value in the organization Encourage long-term retention Align with competitive practices	• • • •	Appropriate target opportunities
based on a review of multiple
reference points:
—Market data (50th percentile)
—Individual and company
    performance
—Succession planning
Focus on creating stockholder value
Intended to maintain a meaningful
and yet forfeitable ownership stake
denominated in our stock
Measures aligned with our key
long-term value drivers
Executive Retirement Benefits	•	Contribute to a competitive total rewards package	•
Programs are consistent with those
of employees generally plus
restoration for retirement benefits
capped by limits imposed by the
Internal Revenue Code on
compensation that counts as
retirement eligible
Employment Agreements	• • •
Protect executives in the case of job
loss (except for any termination for
cause)
Align with competitive practices to
attract and retain employees
For change-in-control protection, help
ensure that executives consider all
appropriate transactions to increase
		stockholder value	•	Benefit levels conservative when compared to peer group practices

Overview of Executive Compensation Decisions During Fiscal Year 2008

        The Human Resources Committee of the Board (the "Committee") considered a variety of factors in making compensation decisions in fiscal year 2008:

  •
  experience, responsibilities, and individual and overall Company performance;

  •
  internal equity among senior executives and the role an executive plays in our succession planning efforts;

  •
  competitive market data; and

  •
  alignment with our three key groups of stakeholders—stockholders, customers, and colleagues.

        These factors are particularly important in designing compensation arrangements to attract and motivate executives in the markets which IHS competes.

        The Committee periodically reviews benchmarking data provided by Hewitt Associates ("Hewitt") in its determination of compensation levels. Hewitt provides competitive market references for base salary, short-term incentives, and long-term incentives.

        The benchmark data on base salary, short-term incentives, and long-term incentives is size-adjusted to reflect our relative size versus the companies in the peer group. The peer group in fiscal year 2008 was based on companies that have similar business operations to IHS and are generally considered comparable companies with respect to business results. Our peer group consists of the following companies:

Acxiom Corporation Advisory Board Company Arbitron, Inc. The Corporate Executive Board Company	The Dun & Bradstreet Corporation Equifax Inc. FactSet Research Systems Inc. Fair Isaac Corporation Gartner, Inc.	John Wiley and Sons, Inc. McGraw-Hill Companies Moody's Corporation RiskMetrics Group Inc. Thomson Reuters Corporation

        After reviewing the benchmark data, the Committee considered the recommendations of our Chief Executive Officer ("CEO") for each of the Named Executive Officers ("NEOs"), excluding the CEO, for base salary adjustments, target short-term incentive levels, and long-term incentive grants. In general, the CEO's recommendations considered the following:

  •
  performance versus stated individual and Company business objectives;

  •
  the critical nature of each individual to the Company's future success; and

  •
  market data and the need to retain critical leadership talent.

        For the CEO's compensation, the Committee also considered the benchmark data and discussed his compensation in executive session without the CEO present.

        Specific factors considered by the Committee and, where applicable, by the CEO for each of the NEOs in 2008 included:

Named Executive Officer	Factors Considered
Stead	•	Strong company performance
	•	Mr. Stead's experience level and individual performance for the year
	•	Mr. Stead's results in building teamwork and collaboration across our global organization
	•	Benchmark data for a comparable position
	•	The Committee and Mr. Stead have agreed to put more emphasis on pay-at-risk in his compensation than is given in our stated philosophy
Yergin	•	A significant lead for our intellectual capital and business development activities
	•	World-renowned knowledge and reputation
	•	Significant demand in the market for his services
	•	Individual performance for the year
Tarr	•	Role as Co-President of IHS
	•	Significant contribution to our success
	•	Individual performance for the year
	•	Benchmark data for a comparable position
Mobed	•	Role as Co-President of IHS
	•	Significant contribution to our success
	•	Individual performance for the year
	•	Benchmark data for a comparable position
Sullivan	•	Continued outstanding performance and assumption of additional responsibilities
	•	Significant contribution to our success
	•	Benchmark data for a comparable position

        During fiscal year 2008, the Committee also reviewed tally sheets to ensure that it had a complete understanding of the value of all compensation being delivered currently, as well as potential value in the future. In addition, the Committee reviews at each meeting a summary of the equity position for each executive for those awards that have vested and those that will vest in the future. These analyses were used to help the Committee ensure that:

  •
  the executive team has a significant forfeitable equity stake; and

  •
  the amount earned by executives is appropriate at various performance levels.

        The Committee believes that the compensation program design is appropriate based on internal and external benchmarks. Most importantly, the Committee believes that the compensation program appropriately rewards stockholder value creation.

 Role of Executive Officers in the Compensation Process

        The following table summarizes the role of executive officers in pay decisions:

Executive Officer	Role
Chief Executive Officer	•	Assesses individual performance for each of the NEOs and provides results to the Committee
	•	Provides recommendations for all compensation elements to the Committee for the other NEOs
	•	Helps establish and set the appropriate metrics for the incentive plans to ensure they appropriately align with business objectives
	•	Works with the Committee to identify a peer group for benchmarking purposes
	•	With the assistance of the HR staff, discusses the methodology used by the consultant in benchmarking compensation
Chief Financial Officer	•	Provides Company financial results in helping the Committee make compensation decisions
	•	Provides analysis to support financial targets approved for each incentive plan
Chief Human Resources Officer	•	Provides robust succession planning and performance information on senior executives to prioritize individual retention considerations
	•	Provides the Committee internal compensation analysis for the CEO and each NEO
	•	Discusses the methodology used by the consultant in benchmarking compensation

Elements of Compensation

Base Salary

        The purpose of base salary is to pay for expertise and experience, to attract and retain qualified executives, and to reward for demonstration of the IHS core values and competencies.

        For the individual reasons referenced above, the following increases were made to NEO salaries during fiscal year 2008.

Named Executive Officer	Salary as of 12/1/2007	Annual Merit Increase effective 2/1/2008	Salary as of 11/30/2008

Stead	$750,000	None(1)	$750,000

Yergin	$500,000	None(2)	$500,000

Tarr	$480,000	None(2)	$480,000

Mobed	$480,000	None(2)	$480,000

Sullivan	$400,000	+$20,000 (+5%)(3)	$420,000

(1)
Mr. Stead did not receive a salary adjustment in 2008 due to the Committee's enhanced focus on pay-at-risk for Mr. Stead.

(2)
No increase provided in fiscal year 2008 due to promotional adjustments made in fiscal year 2007.

(3)
Mr. Sullivan's increase was due to his outstanding performance during 2007.

Short-Term Incentives

        Our short-term incentive program is intended to motivate superior operational and financial performance, provide annual recognition of performance and align with competitive practices.

        Each level within IHS has a target annual opportunity as a percentage of base salary. The target opportunities for each level are based on 50th percentile market data from our benchmarking analysis. Targets for the NEOs are as follows:

Named Executive Officer	2008 Short Term Incentive Target as Percentage of Salary

Stead	100%

Yergin	N/A(1)

Tarr	65%

Mobed	65%

Sullivan	65%

(1)
Dr. Yergin's short-term incentive is determined pursuant to his employment agreement. See discussion below.

        In order to achieve the objectives of the compensation program, performance against the metrics in the following table is measured to determine actual amounts earned from the bonus. The Committee believes that these metrics represent key operational and financial metrics for IHS that will drive long-term stockholder value. The weightings between financial performance and strategic/individual goals are consistent across the organization.

Metric	Weighting	Payout Level	2008 Goal	Percentage of Target Earned(1)

Corporate Adjusted Earnings	30%	Threshold	$1.81	30%

per Share (EPS)(2)		Target	$2.01	100%

		Maximum	$2.21	150%

Corporate Adjusted Earnings	30%	Threshold	24.2%	30%

Before Interest, Taxes,		Target	25.5%	100%

Depreciation and Amortization		Maximum	27.3%	150%
(EBITDA) Margin(2)

Strategic/Individual Goals	40%	Threshold	Based on CEO and/or	50%

		Target	Committee	100%

		Maximum	Assessment	150%

(1)
Percentage of target earned is interpolated between these points. No amount is paid below the level identified as "Threshold".

(2)
Adjusted measures exclude extraordinary items, pension income and expense related to restricted share grants.

        The "Strategic/Individual Goals" portion was primarily tied to an assessment of the NEO's performance in terms of our four goals as follows:

  •
  improving on customer satisfaction ("Customer Delight");

  •
  fostering a culture that enables colleague success;

  •
  delivering profitable top and bottom-line growth; and

  •
  shareowner success relative to peer group.

        Up to an additional 20% of salary is paid to all short-term incentive eligible employees, including the NEOs (other than Dr. Yergin), through our special achievement award. This award was designed to motivate over-achievement on Corporate Adjusted EPS. For 2008, each two cents of over-achievement on the Corporate Adjusted EPS goal over the maximum of $2.21 enabled all eligible employees to receive a 1% of base salary special achievement award, up to a maximum of 20% of base salary.

        An additional special achievement award was introduced in fiscal year 2008 tied to Customer Delight for all short-term incentive eligible employees, including the NEOs (other than Dr. Yergin). If the Corporate Customer Delight score of 60% (target) was achieved, participants would receive an incentive of 5% of their core calculated award. If a score of 62% (stretch) was achieved, participants would receive an incentive of 10% of their core calculated award. The Customer Delight metric is derived from a third party survey utilizing an established customer survey model.

Dr. Yergin's Short-Term Incentive

        Dr. Yergin's short-term incentive is determined according to the terms of his employment agreement. IHS and Dr. Yergin entered into this employment agreement in September 2004 when IHS acquired Cambridge Energy Research Associates, Inc. ("CERA"), the company founded by Dr. Yergin.

        Dr. Yergin's short-term incentive includes the following fiscal year 2008 metrics and weightings:

Metric	Details		Weighting

CERA Performance	•	$51 million in CERA revenue earns 50% of bonus target	40%
	•	$53 million in CERA revenue earns 100% of bonus target

Key Account Performance	•	$4.5 million in new revenue for IHS due to Dr. Yergin's efforts earns 50% of bonus target	20%
	•	$8 million in new revenue for IHS due to Dr. Yergin's efforts earns 100% of bonus target

        The remaining 40% of Dr. Yergin's short-term incentive is for the achievement of strategic/individual goals. The payout is determined by the CEO and/or Committee based on his or its assessment of Dr. Yergin's critical thought leadership within the industry, the success of CERAWeek (the annual conference for business and government leaders on energy issues), and his role as IHS Strategic Advisor. The maximum payout is 100% of target.

        For fiscal year 2008, the results for the NEO's short-term incentives were:

Named Executive Officer	Financial Metric 1(1)	Weighting	Financial Metric 2(2)	Weighting	Strategic/ Individual Metric(3)	Weighting	Core Plan Payout as % of Target Bonus

Stead	112.5%	30%	136.1%	30%	140%	40%	131%

Yergin	100%	40%	100%	20%	100%	40%	100%

Tarr	112.5%	30%	136.1%	30%	140%	40%	131%

Mobed	112.5%	30%	136.1%	30%	100%	40%	115%

Sullivan	112.5%	30%	136.1%	30%	140%	40%	131%

(1)
"Financial Metric 1" represents Corporate Adjusted EPS, except that for Dr. Yergin it represents CERA Performance.

(2)
"Financial Metric 2" represents Corporate Adjusted EBITDA Margin, except that for Dr. Yergin it represents Key Account Performance.

(3)
"Strategic/Individual Metric" represents Strategic/Individual Goals.

        The final payout is calculated as follows:

Named Executive Officer	Salary for Short-Term Incentive Calculation	Core Plan Payout as % of Target Short-Term Incentive	Core Plan Payout	Customer Delight Special Achievement Award(2)	Final Payout(3)

Stead	$750,000	131%	$979,375	$48,969	$1,028,344

Yergin	n/a(1)	100%	$663,000	n/a	$663,000

Tarr	$480,000	131%	$407,420	$20,371	$427,791

Mobed	$480,000	115%	$357,500	$17,875	$375,375

Sullivan	$420,000	131%	$356,493	$17,825	$374,317

(1)
Salary not applicable as Dr. Yergin's short-term incentive target is not determined as a percentage of base salary. For fiscal year 2008, his target was $663,000 in accordance with his employment agreement.

(2)
The Customer Delight Special Achievement Award for fiscal year 2008 was calculated as five percent of the Core Plan Payout based on achievement of our target goal of 60% Customer Delight in 2008.

(3)
There was no payout in 2008 for the special achievement award related to EPS.

        The Committee may exercise discretion outside of the plan, both positively and negatively, based on factors it deems appropriate. For fiscal year 2008 payouts, no such discretion was applied beyond the individual portion of the short-term incentive.

Long-Term Incentives

        Our long-term incentive awards are intended to align executives with stockholders, drive long-term value in the organization, provide for significant long-term retention, and match competitive compensation practices. Awards were granted in February 2008 after approval in the December 2007 Committee meeting. Long-term incentives in fiscal year 2008 for the NEOs consisted of the following:

Vehicle	Percentage of Target Value	Rationale for Vehicle

Performance-Based Restricted Stock Units	100%	•	Reward strong financial performance
		•	Create strong alignment with shareholders
		•	Be consistent with competitive compensation practices
		•	Create long-term retention

Performance-Based Restricted Stock Units

        Performance-based restricted stock units strongly align executives both to our financial performance and our stock price. Performance-based restricted stock units granted in fiscal year 2008 to each of our NEOs, excluding Mr. Stead, will be earned at the end of fiscal year 2010 if specified performance goals are met. The Committee feels that these goals are key drivers of long-term stockholder value. The awards are denominated and paid in shares of IHS stock so that executives are directly aligned with stockholders during the performance period. The table below applies to all of our NEOs, except for Mr. Stead.

Metric	Weighting	Payout Level	Percentage of Target Shares Earned

Corporate Revenue	50%	Threshold	50%

		Target	100%

		Maximum	175%

Corporate Adjusted EBITDA(1)	50%	Threshold	50%

		Target	100%

		Maximum	175%

(1)
Adjusted measures exclude extraordinary items, pension income, and expense related to restricted share grants.

        The Committee sets what it believes to be stretch performance goals for revenue and adjusted EBITDA. To achieve 100% of target payout, the Company must grow at a rate in excess of historical industry trends. For both metrics above, our target level growth rates exceed 20%. Given that we have only been public for approximately three years, we do not have a long-term historical reference for our actual results under these types of plans versus the targets we have set.

        If threshold levels are not met, 0% of target is earned for that measure. Additionally, to motivate consistent revenue growth, a 15% discount will be applied to the otherwise earned award if a minimum of 6% revenue growth is not achieved each year during the three-year performance period.

        Mr. Stead's 2007 long-term incentive grant represented a multi-year grant and is intended to cover three years. Therefore, he did not receive an award in 2008. The Committee chose to provide Mr. Stead with a multi-year grant to attract Mr. Stead to the CEO role. The structure of his plan is different from that of other senior executives due to the multi-year grant and is noted in the table below. The performance metrics and growth rate expectations in setting the targets are the same as those applied to the other NEOs.

Metric	Weighting	Date Earned

2007 Adjusted EBITDA and Revenue (50% Weighting Each)	33.3%	January 2008 based on Committee certification

2008 Adjusted EBITDA and Revenue (50% Weighting Each)	33.3%	First Quarter 2009 once Committee certifies results

2009 Adjusted EBITDA and Revenue (50% Weighting Each)	33.3%	First Quarter 2010 once Committee certifies results

        Fiscal year 2008 performance-based restricted stock unit award sizes were based on the individual factors described above, as well as our performance and the value of existing equity awards held by each NEO. Specifically, in light of our strong performance, we granted awards that ranged between the 50th and 75th percentile of the market. Within that range, each individual was granted a different amount based on the Committee's evaluation of his performance and an analysis of his outstanding unvested equity.

Named Executive Officer	Performance-Based Restricted Stock Units at Target Performance

Stead	N/A

Yergin	13,000

Tarr	20,000

Mobed	20,000	(1)

Sullivan	17,000

  (1)
  Mr. Mobed forfeited this entire award upon his termination as an executive officer on November 30, 2008.

        These awards were approved at the December 2007 Committee meeting and were granted in February 2008 based on our annual compensation cycle. The timing of grants for the NEOs is consistent with all other IHS employees.

        Our long-term incentive awards are designed to comply with the requirements of section 162(m) of the Internal Revenue Code to avoid losing the deduction for compensation in excess of $1 million paid to our NEOs.

Stock Ownership Guidelines

        The Committee believes that senior management should have a significant equity interest in the Company. In order to promote equity ownership and further align the interests of management with our stockholders, the Committee has adopted share retention and ownership guidelines for senior management. Our executive officers must retain 50% of the net after-tax shares of all non-option awards that were granted after the individual was named an executive officer of the Company. These shares must be held until the executive officer's service to IHS terminates.

        The Committee reviews share ownership levels of those persons subject to these guidelines in their annual review of tally sheets. All NEOs are in compliance with these guidelines.

Retirement Benefits and Perquisites

        We maintain qualified defined benefit and defined contribution plans with an employer match available to all employees, including the NEOs.

        The Company has an unfunded nonqualified defined benefit plan that restores benefits that are not able to be provided under the qualified defined benefit plan due to limits imposed by the Internal Revenue Code. The NEOs are eligible to participate in this plan. We do not provide any other type of nonqualified retirement plan for our NEOs.

        We also provide our NEOs with life and medical insurance, pension, and other benefits generally available to all employees. Under the terms of his employment agreement, Dr. Yergin also receives supplemental life and disability insurance and tax planning services.

        Overall, the Committee believes that the Company provides de minimis perquisites to our senior executives. We do not believe that significant perquisites are generally an appropriate form of compensation for senior executives. Dr. Yergin is the only NEO who received perquisites valued at more than $10,000 during fiscal year 2008. His perquisites are provided pursuant to his employment agreement and represent historical services he received prior to our purchase of CERA in 2004.

Employment Contracts, Termination of Employment Arrangements, and Change-in-Control Arrangements

        We have entered into employment agreements with each of our NEOs except for the CEO who does not have an employment agreement. These employment agreements set forth the terms of employment for these NEOs. They establish what is expected of the NEO, compensation elements for which they are eligible, and benefits due to them, if any, upon employment termination. The particular events chosen to trigger benefits upon employment termination are based on common practices within our peer group for executive severance protections.

        The termination benefits are intended to be less generous than competitive compensation practices, but are meaningful and will serve to protect stockholder value. The purpose of these benefits is to:

  •
  protect executives in the case of job loss (except for terminations for cause);

  •
  align with competitive compensation practices to attract and retain employees, but at lower levels of benefits; and

  •
  for change-in-control protection, help ensure that executives consider all appropriate transactions to increase stockholder value.

        As of November 30, 2008, a separation agreement was entered into with Mr. Mobed where he will serve as Vice-Chairman until May 29, 2009 and then leave the Company.

        There are severance payments and benefits provided in connection with the termination of Mr. Mobed's employment. These benefits are a result of his contractual agreement with IHS as well as vesting of certain stock grants in recognition of his contributions to the Company's success over the past four years. The following summarizes the terms of his separation:

  •
  a lump sum cash severance payment of $1,536,000 plus an additional $25,000 cash in lieu of outplacement services;

  •
  vesting of certain time-based restricted stock units and all of his stock options;

  •
  continued medical coverage; and

  •
  two and one-half additional years credited to the IHS Supplemental Income Plan.

Impact of Accounting and Tax Treatment

        The Committee considers the anticipated accounting and tax treatment to IHS and to the executive officers in its decision-making process. From an accounting perspective, the Committee wishes to ensure that there are no significant negative accounting implications due to the design of the compensation program.

        The short-term and long-term incentive plans are currently designed to meet the requirements of section 162(m) of the Internal Revenue Code. However, the Committee may in the future take actions that it determines are necessary or appropriate to further the best interests of stockholders or to achieve our compensation objectives, but that could cause us to lose all or part of the deduction under Section 162(m) of the Internal Revenue Code.

        Our compensation program is also designed with Section 409A of the Internal Revenue Code in mind so as to avoid additional taxes for the executive officers.

2008 Summary Compensation Table

        The following summary compensation table sets forth information concerning aggregate compensation earned by or paid to (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our three other most highly compensated executive officers who served in such capacities as of November 30, 2008. We refer to these individuals as our "named executive officers" ("NEOs").

Name and principal position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity incentive plan compensation ($)(2)	Change in pension value and non-qualified deferred compensation earnings($)(3)	All Other Compensation ($)(4)	Total ($)

Jerre L. Stead Chairman and Chief Executive Officer	2008 2007	750,000 750,000	3,755,500 5,063,699	226,579 528,066	1,028,344 990,450	319,262 602,379	2,040 2,040	6,081,725 7,936,634

Daniel Yergin Executive Vice President and Advisor	2008 2007	500,000 453,385	1,652,877 1,172,276	56,645 47,204	663,000 575,000	61,787 52,672	418,162 487,076	3,352,471 2,787,613

Jeff Tarr Co-President and Co-Chief Operating Officer	2008 2007	480,000 428,731	1,299,661 1,092,812	202,299 192,858	427,791 420,293	13,916 14,343	11,819 11,594	2,435,486 2,160,631

Ron Mobed Co-President and Co- Chief Operating Officer	2008 2007	480,000 428,731	503,638 1,096,609	311,049 192,858	375,375 414,614	18,975 27,271	1,562,469 1,469	3,251,506 2,161,552

Michael J. Sullivan Executive Vice President and Chief Financial Officer	2008 2007	416,231 357,970	1,004,932 1,115,213	67,974 56,645	374,317 351,628	7,633 4,166	11,635 11,349	1,882,722 1,896,971

(1)
The valuation of the stock awards and option awards reported in this table is the amount of equity-compensation expense recognized for financial statement purposes for fiscal year 2008 under Statement of Financial Accounting Standards No. 123, as revised (FAS 123R). Compensation expense for equity awards is amortized over the vesting term of an award. As such, amounts reported in this table represent the expense attributable to portions of awards granted in fiscal years 2005 to 2008. Any estimated forfeitures are excluded from values reported in this table. For a discussion of the assumptions made in valuing these awards and a description of how we factor forfeitures into our overall equity-compensation expense, refer to Note 14, "Stock-Based Compensation," to our financial statements contained in our annual reports on Form 10-K for the fiscal years ended November 30, 2007 and 2008. Amounts reported for Mr. Mobed include adjustments to the expenses under FAS123R recognized by IHS in connection with certain forfeitures and accelerations of stock options and stock awards at the time of his termination as an executive officer.

(2)
Represents performance-based cash payments paid on January 30, 2009 that were earned in fiscal year 2008 under our 2008 Annual Incentive Plan. (See "Compensation Discussion and Analysis—Elements of Compensation—Short-Term Incentives.")

(3)
Amounts represent the aggregate increase in actuarial value to the NEO of pension benefits accrued during 2008 based on the November 30th measurement date used for financial statement reporting purposes. Assumptions used to calculate the change in pension value are discussed in Note 15, "Employee Retirement Plans," to our financial statements contained in our annual reports on Form 10-K for the fiscal years ended November 30, 2007 and 2008.

(4)
The table below provides a breakdown of other annual compensation for each of our NEOs:

Name	Perquisites ($)		401(k) Company Matching Contributions ($)	Dollar Value of Life Insurance Premiums ($)	Non- Compete Payments ($)		Severance Payments ($)		Supplemental Life and Disability Insurance Premiums ($)	Total ($)

Stead	—		—	2,040	—				—	2,040

Yergin	52,579	(a)	5,682	1,530	308,574	(b)			49,797	418,162

Tarr	—		10,350	1,469	—				—	11,819

Mobed	—		—	1,469	—		1,561,000	(c)	—	1,562,469

Sullivan	—		10,350	1,285	—				—	11,635

  (a)
  Represents payments made for financial and tax planning services.

  (b)
  Represents monthly non-compete payments to Dr. Yergin in accordance with the Non-Competition Agreement with Dr. Yergin dated as of September 1, 2004 (Non-Competition Agreement), pursuant to which we agreed to pay him 42 monthly payments of $34,286 from March 1, 2005 through August 1, 2008, subject to his continued compliance with the Non-Competition Agreement.

  (c)
  This amount is a combination of $1,536,000 of cash severance related to Mr. Mobed's separation from the Company plus $25,000 of cash in lieu of outplacement services. Details are provided in the section related to "Potential Payments Upon Termination or Change In Control."

2008 Grants of Plan-Based Awards During Fiscal Year

        The following table provides information regarding grants of plan-based awards to each of our named executive officers during fiscal year 2008. During fiscal year 2008, none of the Named Executive Officers received any stock options or stock awards other than the performance-based restricted stock units ("PRSUs) reported in the table below.

				Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			Grant date fair value of stock and option awards (5)
Name	Grant Date		Date Award Approved	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stead		(4)		285,000	750,000	1,387,500
Yergin	2/1/08		12/3/07	331,500	663,000	663,000	6,500	13,000	22,750	803,270
Tarr	2/1/08		12/3/07	118,560	312,000	610,800	10,000	20,000	35,000	1,235,800
Mobed	2/1/08	(5)	12/3/07	118,560	312,000	610,800	—	—	—		(5)
Sullivan	2/1/08		12/3/07	103,740	273,000	534,450	8,500	17,000	29,750	1,050,430

(1)
The amounts in these columns reflect ranges of possible payouts under our 2008 Annual Incentive Plan. Under this plan, threshold performance must be met in order for there to be any payout. We made various assumptions to determine the estimated payouts as shown in the table above, including:

•
Threshold amounts assume financial performance payout at 30% and individual performance payout at 50% for Messrs. Stead, Sullivan, Mobed, and Tarr. For Dr. Yergin, threshold amount assumes financial and individual performance payout at 50%.

  •
  Target amounts assume financial and individual performance payout at 100% for Messrs. Stead, Sullivan, Mobed, and Tarr and Dr. Yergin.

  •
  Stretch, or maximum, amounts assume financial and individual performance payout at 150% for Messrs. Stead, Sullivan, Mobed, and Tarr. Additionally, we assumed payout at maximum for the earnings per share special achievement award which is 20% of base salary. We also assumed payout at maximum for the Customer Delight award at 10% of the core calculated award (see "Compensation Discussion and Analysis—Elements of Compensation—Short-Term Incentives"). For Dr. Yergin, stretch amount assumes financial and individual performance payout at 100%.

(2)
Represents shares of our common stock underlying PRSUs granted to our NEOs other than Mr. Stead under our Amended and Restated 2004 Long-Term Incentive Plan ("2004 LTIP"). The actual payout of shares under the PRSU grants will be determined in the first quarter of fiscal year 2011 based primarily on performance achieved in fiscal year 2010, with additional possible reductions in the actual payout if certain revenue growth is not met in fiscal years 2008 through 2010 (see "Compensation Disclosure and Analysis—Elements of Compensation—Long-Term Incentives").

(3)
The grant date fair value of PRSUs is calculated by multiplying the fair market value of a share of our common stock, as determined under the 2004 LTIP, on the date of grant by the target number of shares granted. During the quarter these awards were granted, the company accrued expense for these shares as if target performance would be the performance met. Under the 2004 LTIP, the fair market value for a share of our common stock is the average of the high and low trading prices on the date of grant.

(4)
Mr. Stead did not receive any equity-based awards during 2008.

(5)
On February 1, 2008, Mr. Mobed was granted 20,000 PRSUs at a target performance level which had a grant date fair value of $1,235,800. This award was forfeited in full on November 30, 2008 when Mr. Mobed ceased to be an executive officer. Had this award not been forfeited, the payout at a threshold performance level would have been 10,000 shares and the payout at a maximum performance level would have been 35,000 shares. The expense recognized during 2008 related to this award was $363,000. This expense was subsequently reversed upon the forfeiture of the award resulting in a net expense for this award of zero.

Narrative Disclosure to 2008 Summary Compensation Table and 2008 Grants of Plan-Based Awards Table

        In fiscal year 2008, all of our non-equity incentive compensation awards to our NEOs were made under and subject to the terms of our 2008 Annual Incentive Plan and all of our equity incentive compensation awards were made under and subject to the terms of our 2004 LTIP.

        In 2008, we granted PRSUs to each of the NEOs except for Mr. Stead. The PRSUs will be earned after the end of fiscal year 2010 if specified performance goals are met. The awards are paid in shares of common stock, and have dividend equivalent rights (see "Compensation Disclosure and Analysis—Elements of Compensation—Long-Term Incentives").

        During fiscal year 2008, we accelerated the vesting of stock options and certain time-based restricted stock units held by Mr. Mobed (see "Executive Employment Agreements" and "Compensation Discussion and Analysis—Employment Contracts, Termination of Employment Arrangements, and Change-in-Control Arrangements").

Outstanding Equity Awards at 2008 Fiscal Year End

        The following table sets forth information concerning the current holdings of stock options, restricted stock awards, RSUs, and PRSUs by our named executive officers as of November 30, 2008, the last day of our fiscal year 2008. The market value of the shares set forth under the "Stock Awards" column was determined by multiplying the number of unvested or unearned shares by $36.29, the closing price of our common stock on November 28, 2008, the last trading day prior to the close of our fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

					Stock Awards
								Equity Incentive Plan Awards: Market or Payment Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
							Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Stead	25,000(2)	50,000(2)	37.65	1/29/2015	100,000(10)	3,629,000	66,667(10)	2,419,345
Yergin	4,167(2)	8,333(2)	37.65	1/29/2015	83,334(7)	$3,024,191	35,500(11)	1,288,295
Tarr	—(3)	49,500(3)	30.80	7/24/2014	24,250(8)	$880,033	46,750(11)	1,696,558
	4,167(2)	8,333(2)	37.65	1/29/2015	—	—	—	—
Mobed	49,500(4)	0(4)	30.80	8/31/2009	—	—	—	—
	12,500(5)	0(5)	37.65	8/31/2009	—	—	—	—
Sullivan	—	10,000(6)	37.65	1/29/2015	3,334(9)	$120,991	43,667(11)	1,584,675

(1)
The option price is equal to the closing price of IHS stock on the date of grant.

(2)
Of the total options granted on this date (equal to the sum of the options exercisable and unexercisable), one-third became or will become exercisable on January 29, 2008, January 29, 2009, and January 29, 2010.

(3)
These options vest on July 24, 2010.

(4)
At grant, these options were scheduled to vest on July 24, 2010. On November 30, 2008, pursuant to the terms of an agreement between Mr. Mobed and IHS, the vesting of all shares under this grant was accelerated such that all shares were exercisable as of November 30, 2008.

(5)
At grant on January 29, 2007, these options were scheduled to vest in equal increments of one-third on each of the first three annual anniversaries of January 29, 2007. On November 30, 2008, pursuant to the terms of an agreement between Mr. Mobed and IHS, the vesting of all then unvested shares under this grant was accelerated such that all shares were exercisable as of November 30, 2008.

(6)
5,000 of these option shares became or will become exercisable on each of January 29, 2009 and January 29, 2010.

(7)
Consists of 16,667 restricted shares that vested on December 12, 2008; 16,667 restricted shares that vest on December 12, 2009; and 50,000 RSUs of which 12,500 vest on January 15 of each year from 2009 through 2012.

(8)
Consists of 3,000 RSUs that vest on July 24, 2009 and 21,250 RSUs that vest on July 24, 2010.

(9)
These RSUs vest on July 24, 2009.

(10)
On January 29, 2007, Mr. Stead was granted 200,000 PRSUs, at a target performance level. One-third of these PSRUs vest after the close of each of fiscal years 2007, 2008, and 2009. Each year, the actual payout of shares would range from zero to 100,000 shares, depending upon the level of company performance met. On each of January 15, 2008, and January 14, 2009, 100,000 shares vested under this award. Thus, Mr. Stead's end-of-fiscal year holdings for this award are reported at a maximum payout for 2008 performance (100,000 shares) and at a target payout for 2009 performance (66,667 shares).

(11)
Consists of two PSRU awards held by each of Dr. Yergin and Messrs. Tarr and Sullivan. Each of these persons received PSRUs in 2007 and in 2008 that will pay out based primarily upon company performance in 2009 and 2010 respectively (see "Compensation Disclosure and Analysis—Elements of Compensation—Performance-Based Restricted Stock Units"). The PSRUs have three key payout levels: threshold, target, and maximum. If threshold performance is not met, the award will not pay out any shares. The number of shares reported in the table above are at the target payout level. The following table describes the payouts at the threshold and maximum performance levels.

PERFORMANCE RSUs OUTSTANDING AT END OF FISCAL YEAR 2008(a)

	Less than Threshold Performance		Threshold Performance		Maximum Performance
	Number of Unearned Units That Have Not Vested at (#)	Market Value of Unearned Units That Have Not Vested ($)	Number of Unearned Units That Have Not Vested (#)	Market Value of Unearned Units That Have Not Vested ($)	Number of Unearned Units That Have Not Vested (#)	Market Value of Unearned Units That Have Not Vested ($)
Yergin	0	0	17,750	$644,148	56,500	$2,050,385
Tarr	0	0	23,375	$848,279	75,125	$2,726,286
Sullivan	0	0	21,834	$792,356	69,751	$2,531,264

(a)
Represents awards that were granted in fiscal years 2007 and 2008.

Option Exercises and Stock Vested During Fiscal Year 2008

        The following table sets forth information concerning the number of shares acquired and dollar amounts realized by each of our named executive officers during the fiscal year ended November 30, 2008 on the exercise of stock options and the vesting of restricted stock and restricted stock units.

 OPTION EXERCISES AND STOCK VESTED FOR 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Stead	—	—	100,000	$6,269,000
Yergin	—	—	65,166	$4,138,393
Tarr	—	—	62,500	$3,443,280
Mobed	—	—	83,250	$4,038,783
Sullivan	5,000	$161,750	38,333	$2,365,413

(1)
Value realized on option exercises is the difference between the market price of the underlying shares at exercise and the exercise price of the options.

(2)
Value realized upon vesting is calculated by multiplying the number of shares vesting by the average of the high and low trading prices on the vesting date (the fair market value as authorized in our 2004 LTIP). The value realized upon vesting does not necessarily reflect the actual proceeds that may have been or will in the future be received by the named executive officer upon the sale of the shares that vested.

Pension Benefits

        IHS sponsors a tax-qualified defined benefit pension plan (Retirement Income Plan) for all U.S. employees. The Company also sponsors a nonqualified supplemental retirement plan to provide benefits to participants that are limited by Internal Revenue Code limits that apply to tax-qualified defined benefit plans. Under the Internal Revenue Code, the maximum permissible benefit from the qualified plans, for retirements in 2008, is $185,000, and the annual compensation exceeding $230,000 in 2008 cannot be considered in computing the maximum permissible benefit under the plans. Benefits under the supplemental plan replace the benefits that would have been provided if the Internal Revenue Code limits were not in place.

        The table below sets forth the present value of accumulated benefits payable at age 65 as of November 30, 2008 using a discount rate of 7.5%.

Name	Plan Name	Number of Years of Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Stead	Qualified	8.0		513,519	—
	Supplemental	33.0	*	2,244,041	—
Yergin	Qualified	2.6		69,416	—
	Supplemental	2.6		71,240	—
Tarr	Qualified	4.0		34,081	—
	Supplemental	4.0		31,108	—
Mobed	Qualified	2.6		28,492	—
	Supplemental	3.7	*	53,446	—
Sullivan	Qualified	9.1		67,236	—
	Supplemental	9.1		28,000	—

*
Messrs Stead and Mobed have been granted additional years of benefit service under the supplemental retirement plan. Mr. Stead was granted an additional 25 years of service in January 2003 of which $1,940,716 is included in the present value listed above. Mr. Mobed was granted an additional 1.0833 years of service which is $25,525 of the present value listed above.

        Mr. Mobed's service accrual under the retirement plans ceased on November 30, 2008. The table below outlines the accumulated benefits based on his earliest payment date including the impact of a special termination trigger providing 2.5 additional years of age and service.

	Benefit w/o 2.5 years of age/ service ($)	Benefit w/ 2.5 years of age/ service ($)

Mobed	129,829	239,588

Accrued Benefit

        The accrued benefit is calculated according to the formula outlined below:

  A.
  Benefit Accrued as of April 30, 2006: (i)+(ii)+(iii)*

  i.
  1.25% of highest five years' average compensation in last ten years as of April 30, 2006 up to covered compensation times years of benefit service (maximum 30 years),

  ii.
  1.70% of highest five years' average compensation in last ten years as of April 30, 2006 in excess of covered compensation times years of benefit service (maximum 30 years), plus

  iii.
  0.5% of highest five years' average compensation in last ten years as of April 30, 2006 times years of benefit service in excess of 30 years.

*
Note: for grandfathered participants, all service is covered under portion A. In the table above, Mr. Stead is the only grandfathered NEO.

        Plus

  B.
  From May 1, 2006, 15% of pensionable earnings, payable at age 65 as a lump sum pension.

Vesting

        Participants are 100% vested in their benefit at the time they are credited with three years of vesting service or the date they reach age 65. Vesting may be accelerated in years in which we make a transfer of surplus plan assets to the retiree medical accounts to provide for retiree medical coverage. Participants who were eligible employees as of May 1, 2006 are fully vested. All NEOs are 100% vested.

Retirement Eligibility

        Normal retirement age under the plan is 65, but a participant who terminates employment with at least ten years of vesting service may retire as early as age 55. Under Formula A above, participants who terminate employment after age 55 with ten years of vesting service will receive a benefit reduction equal to 0.5% for each month that benefit commencement precedes age 62. Participants who terminate employment before age 55 with ten years of vesting service will receive a benefit reduction equal to 0.5% for each month that benefit commencement precedes age 65. Formula A will be actuarially reduced for benefit commencements prior to age 55.

        Under Formula B, participants who terminate prior to age 65 will receive a benefit reduction equal to 4.5% compounded annually for each year commencement precedes age 65.

Potential Payments Upon Termination or Change in Control

        The Company has entered into certain agreements that provide for compensation to the NEOs in the event of certain forms of termination of employment, including a Change in Control (CIC). Each NEO except for Mr. Stead has an employment agreement with the Company; all of the NEOs, including Mr. Stead, benefit from accelerated vesting of all or a portion of their equity awards following certain termination events, pursuant to the terms of their award agreements.

        In addition to the amounts discussed in the tables below, all of the NEOs may receive payouts from our qualified plans in the same manner that any salaried employee would (e.g., life or disability insurance payouts, pension plan payouts).

        The tables below provide details of the nature and amounts of compensation to each NEO, assuming a hypothetical termination on November 30, 2008, the last day of our most recently completed fiscal year. The tables are based on the following four scenarios:

  1.
  Voluntary Termination Other Than For Good Reason, or Involuntary Termination for Cause

        This category refers to voluntary terminations by the executive other than for Good Reason (i.e., resignations, retirements, or other terminations by mutual agreement), as well as terminations by the Company for Cause (for instance, willful failure to perform material duties).

  2.
  Involuntary Termination Without Cause, or Termination for Good Reason (not Related to a Change in Control)

        This category refers to voluntary terminations by the executive for Good Reason or involuntary terminations by the Company without Cause. This form of termination covers events outside of a CIC context.

        For Messrs. Sullivan, Mobed, and Tarr, "Good Reason" is defined as any breach by the Company of its material obligations under each executive's employment agreement, excluding immaterial actions (or failures of action) not taken (or omitted to be taken) in bad faith and which, if capable of being remedied, are remedied by the Company within 30 days of receipt of notice.

        For Dr. Yergin, "Good Reason" is defined as any of the following occurrences without Dr. Yergin's consent: (i) Company relocating Dr. Yergin outside of the Washington, D.C metropolitan area; (ii) assignment of duties to Dr. Yergin that are not senior management duties; (iii) any reduction in base salary; (iv) failure to pay base salary to Dr. Yergin when due (which failure is not cured within three business days after written notice to the Company); (v) requirement by the Company of business travel by Dr. Yergin more than 110 days per year after receipt of notice that requested travel would exceed such limit; (vi) Change in Control; or (vii) any material breach of agreement, which breach is not cured within 14 days after written notice is delivered.

  3.
  Involuntary Termination Without Cause, or Termination for Good Reason (Related to a Change in Control)

        In the employment agreements of Messrs. Sullivan, Mobed, and Tarr, and under the Company's 2004 LTIP, "Change in Control" is defined as follows:

  •
  the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of all outstanding securities of the Company;

  •
  a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

  •
  a reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding directly or indirectly those securities immediately prior to such merger;

  •
  the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

  •
  the approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company; or

  •
  as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who are members of the Board before the Transaction will cease to constitute a majority of the board of directors of the Company or any successor thereto.

        For Messrs. Sullivan, Mobed, and Tarr, "Good Reason" following a change in control is defined as follows:

  •
  the material diminution of position (including titles and reporting relationships), duties or responsibilities, excluding immaterial actions not taken in bad faith;

  •
  the breach by the Company of any of its material obligations under the employment agreement, excluding immaterial actions (or failures of action) not taken (or omitted to be taken) in bad faith and which, if capable of being remedied, are remedied by the Company within 30 days after receipt of such notice thereof; or

  •
  the Company's relocation of the executive's principal location of work by more than 50 miles (other than any relocation recommended or consented to by the executive); it being understood that the executive may be required to travel on business to other locations as may be required or desirable in connection with the performance of job duties.

        In Dr. Yergin's employment agreement, "Change in Control" is defined as the sale of a Controlling Interest in the Company to an enterprise or group of related enterprises (other than a person or entity related to the Company prior to such sale) not reasonably satisfactory to Dr. Yergin. "Controlling Interest" means ownership of a sufficient number of shares to elect a majority of the board of directors of the Company.

        The definition of "Good Reason" in Dr. Yergin's employment agreement is the same with or without a change in control.

        For all executives, unvested equity awards (i.e., stock options, performance-based RSUs, and time-based RSUs) vest automatically in the event of a change in control. For Dr. Yergin, other severance is earned if he is terminated involuntarily without Cause or voluntarily with Good Reason following a change in control and during the term of his employment agreement. For Messrs. Sullivan, Mobed, and Tarr, other severance is earned if they are terminated involuntarily without Cause or voluntarily with Good Reason within 15 months following a change in control.

  4.
  Death or Disability

        For all equity compensation awards, "Disability" is defined as a mental or physical illness that entitles one to receive benefits under the Company's long-term disability plan.

Potential Post-Termination Payments Table—Stead(1)

Executive Benefit and Payments Upon Separation	Voluntary Termination Other Than For Good Reason, or Involuntary Termination for Cause ($)	Involuntary Termination Without Cause, or Termination for Good Reason (not Related to Change in Control) ($)	Involuntary Termination Without Cause, or Termination for Good Reason (Change in Control) ($)	Death ($)	Disability ($)
Cash Compensation:
Cash Severance	—	—	—	—	—
Bonus Compensation	—	—	—	—	—
Long-Term Incentive Compensation:
Stock Options(2)	—	—	—	—	—
Performance RSUs (PRSUs)(3)	3,629,000	3,629,000	6,048,309	6,048,309	6,048,309
Time-Vested RSUs(4)	—	—	—	—	—
Benefits & Perquisites:
Retirement Enhancement(5)	—	—	—	—	—
Welfare Benefits Continuation	—	—	—	—	—
Outplacement Assistance	—	—	—	—	——
Excise Tax & Gross-Up	—	—	—	—	—
Total	3,629,000	3,629,000	6,048,309	6,048,309	6,048,309

(1)
Mr. Stead does not have an employment agreement; payments to him upon termination are limited to the provisions of his award agreements for equity compensation.

(2)
Stock option values are based on spread values (on currently unvested options that vest following a qualifying termination event) using the Company's stock price at the end of the 2008 fiscal year. A portion of Mr. Stead's unvested options vest upon any termination for any reason; all unvested options vest in the event of death, Disability, or Change in Control. All options are currently underwater.

(3)
The value for PRSUs is based on the Company's stock price at the end of the 2008 fiscal year. One-third of Mr. Stead's 2007 performance RSU award is vested and has been paid out. One-half of the remaining performance RSU award is already vested subject to actual performance certification; this is included in this table assuming Maximum performance (which is expected). All unvested performance RSUs vest in the event of death, Disability, or Change in Control (the value for the unvested fraction is assumed to vest at target).

(4)
Mr. Stead's time-vested RSU awards are all vested.

(5)
The payouts to Mr. Stead from the supplemental retirement plan are not enhanced under any form of termination.

Potential Post-Termination Payments Table—Yergin

Executive Benefit and Payments Upon Separation	Voluntary Termination Other Than For Good Reason, or Involuntary Termination for Cause ($)	Involuntary Termination Without Cause, or Termination for Good Reason (not Related to Change in Control) ($)	Involuntary Termination Without Cause, or Termination for Good Reason (Change in Control) (5) ($)	Death ($)	Disability ($)
Cash Compensation:
Cash Severance(1)	—	500,000	500,000	500,000	500,000
Bonus Compensation(1)	—	663,000	663,000	663,000	663,000
Long-Term Incentive Compensation:
Stock Options(2)	—	—	—	—	—
Performance RSUs (PRSUs)(3)	—	—	1,288,295	1,288,295	1,288,295
Time-Vested RSUs(4)	—	—	3,024,190	3,024,190	3,024,190
Benefits & Perquisites:
Retirement Enhancement(6)	—	—	—	—	—
Welfare Benefits Continuation(7)	—	35,205	35,205	35,205	35,205
Outplacement Assistance	—	—	—	—	—
Excise Tax & Gross-Up	—	—	—	—	—
Total	—	1,198,205	5,510,690	5,510,690	5,510,690

(1)
Dr. Yergin receives 1× his base salary plus a pro rata bonus payment for any involuntary termination other than for Cause, or any voluntary termination for Good Reason.

(2)
Stock option values are based on spread values (on currently unvested options that vest following a qualifying termination event) using the Company's stock price at the end of the 2008 fiscal year. All unvested options vest in the event of death, Disability, or Change in Control. All options are currently underwater.

(3)
The value for PRSUs is based on the Company's stock price at the end of the 2008 fiscal year assuming vesting based on target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested performance RSUs vest at target in the event of death, Disability, or Change in Control.

(4)
The value for time-vested RSUs is based on the Company's stock price at the end of the 2008 fiscal year multiplied by all unvested RSUs (that vest following a qualifying termination event). All unvested RSUs vest in the event of death, Disability, or Change in Control.

(5)
Equity awards vest in the event of a Change in Control (i.e., single-trigger).

(6)
The payouts to Dr. Yergin from the supplemental retirement plan are not enhanced under any form of termination.

(7)
Dr. Yergin receives welfare benefits continuation equal to 12 months. "Welfare Benefits" denotes health care, dental, and vision benefits plus a benefit for life and disability insurance.

Potential Post-Termination Payments Table—Tarr

Executive Benefit and Payments Upon Separation	Voluntary Termination Other Than For Good Reason, or Involuntary Termination for Cause ($)	Involuntary Termination Without Cause, or Termination for Good Reason (not Related to Change in Control) ($)	Involuntary Termination Without Cause, or Termination for Good Reason (Change in Control) (5) ($)	Death ($)	Disability ($)
Cash Compensation:
Cash Severance(1)	—	1,188,000	1,584,000	—	—
Bonus Compensation(1)	—	312,000	312,000	312,000	312,000
Long-Term Incentive Compensation:
Stock Options(2)	—	—	271,755	—	—
Performance RSUs (PRSUs)(3)	—	—	1,696,558	1,696,558	1,696,558
Time-Vested RSUs(4)	—	—	880,033	108,870	108,870
Benefits & Perquisites:
Retirement Enhancement(6)	—	74,233	74,233	—	—
Welfare Benefits Continuation(7)	—	18,679	24,905	—	—
Outplacement Assistance	—	12,500	12,500	—	—
Excise Tax & Gross-Up(8)	—	—	1,573,807	—	—
Total	—	1,605,412	6,429,791	2,117,428	2,117,428

(1)
Mr. Tarr receives a multiple of base salary and target bonus (1.5× for a termination without Cause or for Good Reason, 2× if termination follows a Change in Control) plus a pro rata target bonus payment (which is also payable following death or Disability).

(2)
Stock option values are based on spread values (on currently unvested options that vest following a qualifying termination event) using the Company's stock price at the end of the 2008 fiscal year. Mr. Tarr has a special option award that vests in the event of a Change in Control, but not in the event of death or Disability.

(3)
The value for PRSUs is based on the Company's stock price at the end of the 2008 fiscal year assuming vesting based on target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested performance RSUs vest at target in the event of death, Disability, or Change in Control.

(4)
The value for time-vested RSUs is based on the Company's stock price at the end of the 2008 fiscal year multiplied by all unvested RSUs (that vest following a qualifying termination event). All unvested RSUs vest in the event of death, Disability, or Change in Control. Mr. Tarr has a special RSU award that vests in the event of a Change in Control, but not in the event of death or Disability.

(5)
Equity awards vest in the event of a Change in Control (i.e., single-trigger); other severance is earned for a qualified termination following a Change in Control.

(6)
Mr. Tarr receives a retirement enhancement in the event of termination without Cause or for Good Reason (either within a Change in Control situation, or outside of one). This is an actuarially calculated value equal to a two-year credit in the retirement programs in which the executives participate. A discussion of the assumptions made in determining this increase is included in the Annual Report on Form 10-K for the period.

(7)
Mr. Tarr receives welfare benefits continuation under certain termination scenarios, equal to 18 months (outside of a Change in Control) or 24 months (following a Change in Control). "Welfare Benefits" denotes health care, dental, and vision benefits.

(8)
Mr. Tarr is eligible to receive an additional payment sufficient to offset the levying of an excise tax on excess parachute payments (as defined by Section 280G of the Internal Revenue Code). This payment is only triggered in a Change in Control situation.

Severance for Mr. Mobed

        Mr. Mobed's employment as a Co-President and Co-Chief Operating Officer of IHS ended as of November 30, 2008; his employment agreement was terminated as of that date. The table below provides the severance amounts that would have been paid had he remained in this position:

Potential Post-Termination Payments Table—Mobed

Executive Benefit and Payments Upon Separation	Voluntary Termination Other Than For Good Reason, or Involuntary Termination for Cause ($)	Involuntary Termination Without Cause, or Termination for Good Reason (not Related to Change in Control) ($)	Involuntary Termination Without Cause, or Termination for Good Reason (Change in Control) (5) ($)	Death ($)	Disability ($)
Cash Compensation:
Cash Severance(1)	—	1,188,000	1,584,000	—	—
Bonus Compensation(1)	—	312,000	312,000	312,000	312,000
Long-Term Incentive Compensation:
Stock Options(2)	—	—	271,755	—	—
Performance RSUs (PRSUs)(3)	—	—	1,575,603	1,575,603	1,575,603
Time-Vested RSUs(4)	—	—	880,033	108,870	108,870
Benefits & Perquisites:
Retirement Enhancement(6)		85,579	85,579	—	—
Welfare Benefits Continuation(7)	—	20,732	27,642	—	—
Outplacement Assistance	—	12,500	12,500	—	—
Excise Tax & Gross-Up(8)	—	—	1,547,592	—	—
Total	—	1,618,811	6,296,704	1,996,473	1,996,473

(1)
Mr. Mobed would have received a multiple of base salary and target bonus (1.5× for a termination without Cause or for Good Reason, 2× if termination follows a Change in Control) plus a pro rata target bonus payment (which is also payable following death or Disability).

(2)
Stock option values are based on spread values (on currently unvested options that vest following a qualifying termination event) using the company's stock price at the end of the 2008 fiscal year. Mr. Mobed had a special option award that would vest in the event of a Change in Control, but not in the event of death or Disability.

(3)
The value for PRSUs is based on the Company's stock price at the end of the 2008 fiscal year assuming vesting based on target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested performance RSUs would vest at target in the event of death, Disability, or Change in Control.

(4)
The value for time-vested RSUs is based on the company's stock price at the end of the 2008 fiscal year multiplied by all unvested RSUs (that vest following a qualifying termination event). All unvested RSUs vest in the event of death, Disability, or Change in Control. Mr. Mobed had a special RSU award that would vest in the event of a Change in Control, but not in the event of death or Disability.

(5)
Equity awards vest in the event of a Change in Control (i.e., single-trigger); other severance is earned for a qualified termination following a Change in Control.

(6)
Mr. Mobed receives a retirement enhancement in the event of termination without Cause or for Good Reason (either within a Change in Control situation, or outside of one). This is an actuarially calculated value equal to a two-year credit in the retirement programs in which the executives participate. A discussion of the assumptions made in determining this increase is included in the Annual Report on Form 10-K for the period.

(7)
Mr. Mobed would have received welfare benefits continuation under certain termination scenarios, equal to 18 months (outside of a Change in Control) or 24 months (following a Change in Control). "Welfare Benefits" denotes health care, dental, and vision benefits.

(8)
Mr. Mobed was eligible to receive an additional payment sufficient to offset the levying of an excise tax on excess parachute payments (as defined by Section 280G of the Internal Revenue Code). This payment is only triggered in a Change in Control situation.

        Mr. Mobed's actual severance compensation is described by the following table:

Actual Severance—Mobed

Cash Compensation
Cash Severance(1)	$1,536,000
Long-Term Incentive Compensation
Stock Options(2)	$271,755
Time-Vested RSUs(3)	$880,033
Benefits & Perquisites:
Retirement Enhancement(4)	$109,759
Welfare Benefits Continuation(5)	$20,732
Cash Payment in Lieu of Outplacement Assistance	$25,000
Total	$2,843,279

(1)
This severance will be received on or after June 1, 2009. However, on or after January 1, 2009, Mr. Mobed may elect to receive a portion of this severance (up to the amount described in Reg. Section 1.409A-1(b)(9)(iii).

(2)
Immediate vesting of all unvested options. Value above is spread value based on the November 30, 2008 stock price.

(3)
Immediate vesting of all unvested time-vested RSUs. All PRSUs were forfeited. Value above is based on the November 30, 2008 stock price.

(4)
Actuarial value of additional 2.5 year service credit.

(5)
Welfare benefits continuation for 18 months.

        Mr. Mobed will remain with the Company as Vice-Chairman for a period from December 1, 2008 through May 29, 2009.

Potential Post-Termination Payments Table—Sullivan

Executive Benefit and Payments Upon Separation	Voluntary Termination Other Than For Good Reason, or Involuntary Termination for Cause ($)	Involuntary Termination Without Cause, or Termination for Good Reason (not Related to Change in Control) ($)	Involuntary Termination Without Cause, or Termination for Good Reason (Change in Control) (5) ($)	Death ($)	Disability ($)
Cash Compensation:
Cash Severance(1)	—	1,039,500	1,386,000	—	—
Bonus Compensation(1)	—	273,000	273,000	273,000	273,000
Long-Term Incentive Compensation:
Stock Options(2)	—	—	—	—	—
Performance RSUs (PRSUs)(3)	—	—	1,584,675	1,584,675	1,584,675
Time-Vested RSUs(4)	—	—	120,991	120,991	120,991
Benefits & Perquisites:
Retirement Enhancement(6)	—	66,672	66,672	—	—
Welfare Benefits Continuation(7)	—	18,679	24,905	—	—
Outplacement Assistance	—	12,500	12,500	—	—
Excise Tax & Gross-Up(8)	—	—	—	—	—
Total	—	1,410,351	3,468,743	1,978,666	1,978,666

(1)
Mr. Sullivan receives a multiple of base salary and target bonus (1.5× for a termination without Cause or for Good Reason, 2× if termination follows a Change in Control) plus a pro rata target bonus payment (which is also payable following death or Disability).

(2)
Stock option values are based on spread values (on currently unvested options that vest following a qualifying termination event) using the company's stock price at the end of the 2008 fiscal year. All unvested options vest in the event of death, Disability, or Change in Control. All options are currently underwater.

(3)
The value for PRSUs is based on the Company's stock price at the end of the 2008 fiscal year assuming vesting based on target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested performance RSUs vest at target in the event of death, Disability, or Change in Control.

(4)
The value for time-vested RSUs is based on the Company's stock price at the end of the 2008 fiscal year multiplied by all unvested RSUs (that vest following a qualifying termination event). All unvested RSUs vest in the event of death, Disability, or Change in Control.

(5)
Equity awards vest in the event of a Change in Control (i.e., single-trigger); other severance is earned for a qualified termination following a Change in Control.

(6)
Mr. Sullivan receives a retirement enhancement in the event of termination without Cause or for Good Reason (either within a Change in Control situation, or outside of one). This is an actuarially calculated value equal to a two-year credit in the retirement programs in which the executives participate. A discussion of the assumptions made in determining this increase is included in the Annual Report on Form 10-K for the period.

(7)
Mr. Sullivan receives welfare benefits continuation under certain termination scenarios, equal to 18 months (outside of a Change in Control) or 24 months (following a Change in Control). "Welfare Benefits" denotes health care, dental, and vision benefits.

(8)
Mr. Sullivan is eligible to receive an additional payment sufficient to offset the levying of an excise tax on excess parachute payments (as defined by Section 280G of the Internal Revenue Code). This payment is only triggered in a Change-in-Control situation. Mr. Sullivan is not in an excise tax position as of November 30, 2008.

Executive Employment Agreements

        We have entered into employment agreements with all of our executive officers, including our NEOs, except for the CEO who does not have an employment agreement. These employment agreements set forth the terms of employment for the NEOs. They establish what is expected of the NEO, compensation elements for which they are eligible, and benefits due to them, if any, upon employment termination.

        Below are descriptions of the employment agreements for our NEOs. These descriptions are intended to be summaries and do not describe all provisions of the agreements.

        Each of the employment agreements described below provides for certain benefits upon termination of a NEO's employment (for a summary of these benefits, see "Potential Payments Upon Termination or Change in Control" above).

        Jeffrey R. Tarr and Michael J. Sullivan.    The employment agreements with each of Jeffrey R. Tarr and Michael J. Sullivan include the following terms.

        Term.    The term of employment for Mr. Sullivan under his agreement commenced on November 1, 2004. The term of Mr. Tarr's agreement commenced on December 1, 2004. Each such agreement has an initial term of one year, and it renews automatically on each anniversary of that date for an additional one-year period, unless the executive's employment is terminated earlier in accordance with his agreement or either party notifies the other party in writing at least 30 days prior to the applicable anniversary of the commencement date.

        Base salary, bonus and benefits.    The agreements of Messrs. Tarr and Sullivan provide for a base salary, to be reviewed and increased by the Human Resources Committee of our Board in its sole discretion (as described under Compensation Discussion and Analysis in this Proxy Statement). Under their agreements, Messrs. Tarr and Sullivan are eligible for an annual bonus pursuant to our then current annual incentive plan. Messrs. Tarr and Sullivan are also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives. Each of these agreements was amended as of November 7, 2007, to modify the severance and change-in-control benefits provided by each agreement (as described in "Potential Payments Upon Termination or Change in Control" above).

        Tax indemnity.    Under their agreements, if any amounts or benefits received under the agreements or otherwise are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, an additional payment will be made to restore Messrs. Tarr or Sullivan to the after-tax position that he would have been in if the excise tax had not been imposed.

        Covenants.    Under their agreements, Messrs. Tarr and Sullivan have agreed to maintain the confidentiality of certain of our information at all times during their respective employments and thereafter unless first obtaining the prior written consent of our Board. Each of them has also agreed not to compete with us during their respective terms of employment and for a restricted period, as described below, after any termination of employment. Each of them has also agreed not to solicit, hire or cause to be hired any of our employees or employees of any of our subsidiaries for or on behalf of any competitor during that restricted period. Under each of their agreements, the "restricted period" means the longer of the one-year period following termination of employment of Messrs. Tarr or Sullivan, or in the event the executive in question receives payments as a result of his resignation for good reason, termination without cause, or following a change in control, in an amount greater than one year of his then base salary, the period following his termination of employment equal to the total number of months upon which the payments thereunder are calculated, up to a maximum period of two years.

        Daniel Yergin.    We have entered into an employment agreement with Daniel Yergin. The following is a description of the material terms of the agreement with Daniel Yergin.

        Term.    The term of employment for Dr. Yergin commenced on September 1, 2004 in connection with our acquisition of Cambridge Energy Research Associates. The agreement has an initial term of five years, and it renews automatically for one year terms after the initial term, unless the agreement is terminated earlier in accordance with the agreement or one party notifies the other party in writing at least 90 days prior to the applicable term or renewal date.

        Base salary, bonus and benefits.    The agreement provides for a base salary, to be reviewed and increased using the same criteria and timing applicable to other senior executives of the Company (as described under Compensation Discussion and Analysis). Under his agreement, Dr. Yergin is eligible for a cash bonus in an amount determined by performance metrics in three categories: leadership, performance of the CERA business, and performance of certain key accounts. Dr. Yergin is also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives. Additionally, Dr. Yergin receives supplemental life insurance and supplemental disability coverage.

        Covenants.    Under his employment agreement, Dr. Yergin has agreed to maintain the confidentiality of certain of our information at all times during his employment and thereafter unless he obtained the prior written consent of our Board. Dr. Yergin has also agreed not to compete with us during his employment and for a restricted period, as described below, after any termination of his employment. Additionally, Dr. Yergin agreed not to solicit, hire, or cause to be hired any of our employees or employees of any of our subsidiaries for or on behalf of any competitor during that restricted period. For these purposes, the "restricted period" meant the one-year period following termination of Dr. Yergin's employment.

        Non-Competition Agreement.    We entered into a separate Non-Competition Agreement with Dr. Yergin as of September 1, 2004. Under the terms of this non-competition agreement, Dr. Yergin committed to maintain the confidentiality of our confidential or proprietary information at all times during his employment and thereafter. In addition, Dr. Yergin agreed to a five-year term during which he also agreed not to compete with us, nor to solicit, hire, or cause to be hired any of our employees or employees of any of our subsidiaries for or on behalf of any competitor. In exchange, we agreed to award Dr. Yergin 120,000 shares of our Class A common stock (awarded on February 23, 2005). In addition, we agreed to pay Dr. Yergin forty-two monthly payments of $34,286 each commencing on March 1, 2005 and continuing through August 1, 2008, each of which was subject to Dr. Yergin's continued compliance with the non-competition agreement.

        Ron Mobed.    Effective November 30, 2008, the Company and Mr. Mobed entered into an agreement regarding Mr. Mobed's resignation as an executive officer. Terms of the agreement include the provision for six months of continued employment and the award of all benefits under Mr. Mobed's employment agreement (described below) at the level triggered by resignation for good reason. In addition, the agreement provided for the immediate forfeiture of 43,417 shares of unvested equity awards, acceleration of vesting of 24,250 shares of restricted stock awards, and acceleration of vesting of 57,833 options. For the complete terms of the agreement, refer to the exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year 2008.

        Prior to Mr. Mobed's resignation as an executive officer, Mr. Mobed's employment agreement included the following terms.

        Term.    The term of employment for Mr. Mobed under his employment agreement commenced on November 1, 2004, for an initial term of one year with automatic renewal on each anniversary of that date for an additional one-year period, unless his employment was terminated earlier in accordance with his agreement or either party notified the other party in writing at least 30 days prior to the applicable anniversary of the commencement date.

        Base salary, bonus and benefits.    Mr. Mobed's employment agreement provided for a base salary, which was reviewed and increased by the Human Resources Committee of our Board in its sole discretion (as described under Compensation Discussion and Analysis in this Proxy Statement). Mr. Mobed was also eligible for an annual bonus pursuant to our then current annual incentive plan as well as participation in the employee benefits plans, programs, and arrangements as were customarily accorded to our executives. Mr. Mobed's agreement was amended as of November 7, 2007, to modify the severance and change-in-control benefits (as described in "Potential Payments Upon Termination or Change in Control" above).

        Tax indemnity.    Under Mr. Mobed's employment agreement, if any amounts or benefits received under his agreement or otherwise were subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, an additional payment would have been made to restore Mr. Mobed to the after-tax position that he would have been in if the excise tax had not been imposed.

        Covenants.    Under his employment agreement, Mr. Mobed agreed to maintain the confidentiality of certain of our information at all times during his employment and thereafter unless first obtaining the prior written consent of our Board. He also agreed not to compete with us during his term of employment and for a restricted period, as described below, after the termination of his employment. He also agreed not to solicit, hire, or cause to be hired any of our employees or employees of any of our subsidiaries for or on behalf of any competitor during that restricted period. Under his employment agreement, the "restricted period" meant the longer of the one-year period following termination of his employment or, in the event that he received payments as a result of his resignation for good reason, termination without cause, or following a change in control, in an amount greater than one year of his then base salary, the period following his termination of employment equal to the total number of months upon which the payments thereunder were calculated, up to a maximum period of two years.

Certain Relationships and Related Transactions

Review and Approval of Related Party Transactions

        Our Nominating and Corporate Governance Committee must evaluate and, if appropriate, pre-approve any related party transaction. This responsibility is described in the Nominating and Corporate Governance Committee Charter as well as the IHS Code of Business Conduct and Ethics.

Relationships with Security Holders

        Historically—prior to September 2008—TBG Holdings N.V. ("TBG"), a Netherlands Antilles company, through shares held directly and through its indirect sole ownership of Urvanos Investments Limited, a Cyprus limited liability company ("Urvanos"), held a majority of our voting interest. TBG is indirectly wholly-owned by TB Continuity II Trust, of which Georg Heinrich Thyssen-Bornemisza is the sole primary beneficiary. As of September 18, 2008, our Class B Common Stock (which provided ten votes for each share) was converted to Class A Common Stock, eliminating the ten-to-one voting feature and reducing TBG's aggregate voting power to approximately 23% as of the Record Date.

        We do not face, and have not in the past faced, liabilities (including relating to environmental or health and safety matters) with respect to any properties, businesses or entities that are not part of our core business but are now or were historically owned by TBG or its affiliates, and we do not anticipate incurring such liabilities in the future. However, we cannot provide assurances that this will continue to be the case. We have entered into an agreement with TBG to provide certain indemnities to each other. This agreement generally provides that we will indemnify TBG for liabilities relating to our properties and core business, and that TBG will indemnify us for liabilities relating to any properties, businesses or entities that are now or were historically owned by TBG or its affiliates (other than our properties and core business).

Registration Rights Agreements

  Tak Tent (F) Limited and Augustus Limited

        We have entered into agreements with Tak Tent (F) Limited and Augustus Limited, each of which received IHS Class A Common Stock in the reorganization of family trusts affiliated with TBG, that provide registration rights to these stockholders and their permitted transferees.

        Each agreement provides for the registration of 1,500,000 shares of Class A common stock under a registration statement filed with the SEC pursuant to Rule 415 under the Securities Act of 1933. Each agreement also included limitations on the sale of shares by each shareholder; however, such limitations have been superseded by the applicability of Rule 144 under the Securities Act of 1933.

  Urvanos

        In connection with the reorganization of family trusts affiliated with TBG, we amended and restated an agreement that provides registration rights to Urvanos and its permitted transferees. At any time upon the written request of a holder, we will be required to use our best efforts to effect, as expeditiously as possible, the registration of all or a portion of a holder's Class A common stock, provided that the aggregate proceeds of the offering is expected to equal or exceed $50 million. The holders under this agreement are entitled to four demand registrations. However, we will not be required to effect more than one demand registration within any twelve month period, and we will have the right to preempt any demand registration with a primary registration, in which case the holders will have incidental registration rights. Under this agreement, a holder also has incidental rights to request that its shares be included in any registration of our Class A common stock, other than registrations on Form S-8 or Form S-4, registrations for our own account pursuant to Rule 415, or in compensation or acquisition related registrations.

        The foregoing summaries do not include the full text or all of the terms and conditions contained in each registration rights agreement. A copy of each agreement is available for review as an exhibit to Company filings that you may access on the SEC website, www.sec.gov, or under the Investor Relations section of the IHS website, www.ihs.com.

Stockholder Proposals for the 2010 Annual Meeting

        If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2010 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Corporate Secretary of IHS no later than October 24, 2009. Proposals we receive after that date will not be included in the Proxy Statement for the 2010 Annual Meeting. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

        A stockholder proposal not included in our proxy statement for the 2010 Annual Meeting will be ineligible for presentation at the 2010 Annual Meeting unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of IHS at the principal executive offices of IHS:

        IHS Inc.
        Attn: Corporate Secretary
        15 Inverness Way East
        Englewood, CO 80112

        In order to be timely under our Bylaws, notice of stockholder proposals related to stockholder nominations for the election of Directors must be received by the Corporate Secretary of IHS—in the case of an annual meeting of the stockholders—no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. If the next annual meeting is called for a date that is more than 30 days before or more than 70 days after that anniversary date, notice by the stockholder in order to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting or not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement is first made by IHS of the date of such meeting.

        If the number of Directors to be elected to the Board at an annual meeting is increased and IHS has not made a public announcement naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year's annual meeting of stockholders, a stockholder's notice will be considered timely—but only with respect to nominees for the additional directorships—if it is delivered to the Corporate Secretary of IHS not later than the close of business on the tenth day following the day on which such public announcement is first made by IHS.

        Stockholder nominations for the election of Directors at a special meeting of the stockholders must be received by the Corporate Secretary of IHS no earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board to be elected at such meeting.

        A stockholder's notice to the Corporate Secretary must be in proper written form and must set forth information related to the stockholder giving the notice and the beneficial owner (if any) on whose behalf the nomination is made, including:

  •
  the name and record address of the stockholder and the beneficial owner;

  •
  the class and number of shares of the Company's capital stock which are owned beneficially and of record by the stockholder and the beneficial owner;

  •
  a representation that the stockholder is a holder of record of the Company's stock entitled to vote at that meeting and that the stockholder intends to appear in person or by proxy at the meeting to bring the nomination before the meeting; and

  •
  a representation as to whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company's outstanding capital stock required to elect the nominee, or otherwise to solicit proxies from stockholders in support of such nomination.

        As to each person whom the stockholder proposes to nominate for election as a Director, the notice must include:

  •
  all information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to the Securities Exchange Act of 1934; and

  •
  the nominee's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected.

        Notice procedures for stockholder proposals not related to Director nominations, in the case of an annual meeting of stockholders, are the same as the notice requirements for stockholder proposals related to Director nominations discussed above insofar as they relate to the timing of receipt of notice by the Secretary.

        A stockholder's notice to the Corporate Secretary of IHS must be in proper written form and must set forth, as to each matter the stockholder and the beneficial owner (if any) proposes to bring before the meeting:

  •
  a description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Company's Bylaws, the language of the proposed amendment), the reasons for conducting the business at the meeting and any material interest in such business of such stockholder and beneficial owner on whose behalf the proposal is made;

  •
  the name and record address of the stockholder and beneficial owner;

  •
  the class and number of shares of the Company's capital stock which are owned beneficially and of record by the stockholder and the beneficial owner;

  •
  a representation that the stockholder is a holder of record of the Company's stock entitled to vote at the meeting and that the stockholder intends to appear in person or by proxy at the meeting to propose such business; and

  •
  a representation as to whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company's outstanding capital stock required to approve or adopt the business proposal, or otherwise to solicit proxies from stockholders in support of such proposal.

        You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:

    U.S. Securities and Exchange Commission
    Division of Corporation Finance
    100 F Street, NE
    Washington, DC 20549

or through the SEC's web site: www.sec.gov. In addition to any other information that you may find useful, you may also want to consult SEC Release No. 34-40018 dated May 21, 1998.

The IHS 2008 Annual Report on Form 10-K has been mailed with this Proxy Statement.

We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to IHS Inc. at 15 Inverness Way East, Englewood, Colorado 80112, Attention: Investor Relations.

The request must include a representation by the stockholder that as of March 13, 2009, the stockholder was entitled to vote at the Annual Meeting.

Other Matters

        The Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

        Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

Stephen Green General Counsel and Corporate Secretary
Englewood, Colorado March 27, 2009

ANNUAL MEETING OF STOCKHOLDERS OF

IHS INC.

May 14, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.ihs.com/Investor-Relations/financial-reports.htm.

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

/*/ 20330000000000000000 9                                                 051409

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS:			2.	RATIFICATION OF THE	☐	☐	☐
		NOMINEES:			APPOINTMENT OF
☐	FOR ALL NOMINEES	☐	Ruann F. Ernst		INDEPENDENT REGISTERED
		☐	Christoph v. Grolman		PUBLIC ACCOUNTANTS
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	Richard W. Roedel	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual Meeting. This proxy when properly executed will be voted as directed herein by the
☐	FOR ALL EXCEPT (See instructions below)			undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 2 and FOR Proposal 2.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: /*/

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐				Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

IHS INC.

Proxy for Annual Meeting of Stockholders on May 14, 2009
Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints Jerre Stead, Michael Sullivan, and Stephen Green, and each of them, each with the power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of IHS Inc. to be held on May 14, 2009 or at any postponement or adjournment thereof, as follows:

(Continued and to be signed on the reverse side.)